Exhibit 99.16

CONFIDENTIAL

WELLS FARGO BANK, NATIONAL ASSOCIATION
2450 Colorado Avenue, Suite 3000 West
Santa Monica, California 90404

June 15, 2018

Feldenkreis Holdings LLC
5700 North Bay Road
Miami Beach, FL 33140

Attention: George Feldenkreis

$275,000,000 Senior Secured Revolving Loan Facility
Commitment Letter

Ladies and Gentlemen:

Feldenkreis Holdings LLC (“Holdings”), which is newly formed, created and controlled, directly or indirectly, by George Feldenkreis (“Sponsor”) has advised Wells Fargo Bank, National Association (“Wells Fargo”) that Holdings intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of Perry Ellis International, Inc. (the “Target”) and consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet” and together with this commitment letter, the Transaction Description, and the annexes, exhibits and schedules to this commitment letter, collectively, the “Commitment Letter”). The date on which the Acquisition is consummated and the initial funding of the Credit Facility occurs is referred to as the “Closing Date.”

1.       Commitments. In connection with the Transactions contemplated hereby, Wells Fargo is pleased to advise Holdings of its fully-underwritten commitment to provide one hundred percent (100%) of the Credit Facility, subject only to the conditions set forth in Section 5 of this Commitment Letter and in Exhibit C hereto on the terms set forth in this Commitment Letter and the fee letter of even date herewith (the “Fee Letter”).

2.       Titles and Roles; Syndication. Holdings hereby appoints Wells Fargo (in such capacity, “Lead Arranger”), and Lead Arranger hereby agrees, acting alone or through or with affiliates selected by it, to act as the lead arranger and bookrunner for the Credit Facility and Wells Fargo will act as sole and exclusive administrative and collateral agent for the Credit Facility (in such capacity, “Agent”) for the parties to the Credit Facility as lenders (individually a “Lender” and collectively “Lenders”). Lead Arranger and Agent will perform the duties and exercise the authority customarily performed and exercised by it in such role. Wells Fargo will have “left” and highest placement in the information memoranda and all marketing materials and other documentation used in connection with the Credit Facility.

Holdings agrees that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any Lender in connection with the Credit Facility unless Lead Arranger and Holdings shall so agree. Lead Arranger intends and reserves the right, both prior to and after the Closing Date, to syndicate all or a portion of its commitment hereunder to Lenders. The parties agree that syndication shall be as set forth in Annex A to this Commitment Letter. The syndication of the Credit Facility is not a condition to the closing of the Credit Facility. No syndication of the Credit Facility by Lead Arranger shall release Wells Fargo from the portion of its commitment hereunder so syndicated prior to the funding on the Closing Date, unless Holdings agrees in writing.

3.       Expenses and Indemnification. Holdings agrees (a) to pay or reimburse all reasonable and documented out-of-pocket fees, costs and expenses incurred by Wells Fargo and its affiliates in connection with their due diligence, approval, documentation, syndication and closing of the Credit Facility, whether incurred before or after the date hereof (collectively, the “Expenses”), including the preparation and negotiation of this Commitment Letter (including any amendment or modification hereto), and including reasonable attorneys’ fees and legal expenses (provided, that, legal fees shall be limited to the reasonable fees and disbursements of one counsel for Wells Fargo and in addition, one local counsel for Wells Fargo in any other appropriate jurisdiction), appraisal fees, expenses related to Patriot Act compliance and background checks, ERS set-up fees, filing and search charges, recording taxes and field examination expenses (and including, in addition, a per diem charge per person per day not to exceed $1,000 per person per day for examinations, plus reasonable and documented out-of-pocket expenses for the field examiners of Wells Fargo in the field and in the office, including travel, hotel and all other reasonable and documented out-of-pocket expenses) and the enforcement of any of the rights and remedies of Wells Fargo under this Commitment Letter, in each case regardless of whether the Credit Facility is closed and (b) to indemnify, defend, and hold harmless Wells Fargo, each of its affiliates, and each of their officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Person”) as set forth on Annex B hereto. All Expenses are to be paid to Wells Fargo on the Closing Date or otherwise upon demand.

4.       Fees. As consideration for the commitments and agreements of Wells Fargo hereunder, if the Closing Date occurs Holdings agrees to pay the fees described in the Term Sheet and the Fee Letter on the Closing Date on the terms and subject to the conditions set forth therein. The terms of the Fee Letter are an integral part of Wells Fargo’s commitment and other obligations hereunder. Each of the fees described herein and in the Fee Letter shall be nonrefundable when paid except as expressly set forth therein.

5.       Conditions. The commitment of Wells Fargo under this Commitment Letter to enter into the Credit Facility and make the initial Revolving Loans and provide Letters of Credit contemplated thereunder is subject solely to the satisfaction of each condition set forth in this Section 5 and in Exhibit C to this Commitment Letter.

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Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability and initial funding of the Credit Facility on the Closing Date shall be (i) such of the representations made by or on behalf of the Target, its subsidiaries or their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or its applicable affiliates have the right, pursuant to the Acquisition Agreement, to terminate its (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the Loan Documents shall be in a form such that they do not impair the availability of the Credit Facility on the Closing Date if the conditions set forth on Exhibit C hereto are satisfied; provided that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge (and delivery in the case of the immediately following clause (1)) and perfection of the security interests (1) in the certificated equity securities of OpCo and the direct and indirect subsidiaries of OpoCo Holdco (to the extent constituting Collateral (provided that in the case of such certificated equity securities of Target and its subsidiaries, such certificated equity securities will be required to be delivered on the Closing Date only to the extent received from the Target after Holdings’ use of commercially reasonable efforts to do so)) and (2) in other assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or the Personal Property Security Act or filings under other applicable non-US law) after Holdings’ use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facility on the Closing Date, but instead shall be required to be delivered, or a security interest therein perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by Agent and Holdings acting reasonably but in any event not more than 90 days after the Closing Date (as such period may be extended by the Agent in its sole discretion)) and (c) the only conditions (express or implied) to the availability of the Credit Facility on the Closing Date are those expressly set forth under the caption “Conditions Precedent” in the Term Sheet and on Exhibit C hereto. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to: organizational existence of the Loan Parties; corporate organizational power and authority (as it relates to due authorization, execution, delivery and performance of the Loan Documents) of the Loan Parties; due authorization, execution and delivery of the relevant Loan Documents by the Loan Parties, and enforceability, in each case, as it relates to the entering into and performance of the relevant Loan Documents against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries taken as a whole (in form and scope consistent with the solvency certificate to be delivered pursuant to Annex I of Exhibit C hereto); no conflicts of the Loan Documents with the charter documents of the Loan Parties; no material violation of or conflict with laws; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; compliance with anti-terrorism, no violation of anti-bribery and anti-money-laundering laws and regulations; the use of proceeds of the Credit Facility not violating laws applicable to sanctioned persons and not violating laws and regulations promulgated by OFAC and FCPA; and the creation, validity, perfection and priority (subject to customary permitted liens) of security interests (subject to the foregoing provisions of this paragraph). This paragraph, and the provisions contained herein, shall be referred to as the “Certain Funds Provision”.

6.       Confidentiality. Holdings agrees that this Commitment Letter (including the Term Sheet) and the Fee Letter is for its confidential use only and that neither its existence, nor the terms hereof, will be disclosed by it to any person without the prior consent of Lead Arranger, other than (a) to its attorneys, financial advisors and accountants, (b) to Sponsor and its attorneys, financial advisors and accountants, and (c) with respect to the Commitment Letter (and the Fee Letter, to the extent portions thereof have been redacted in a manner satisfactory to the Lead Arranger in its sole discretion), the Sellers and Target and their respective board of directors and their attorneys, financial advisors and accountants in connection with the Acquisition, in each case who need to know the terms hereof, and as to the Sellers and Target and their respective attorneys, financial advisors and accountants subject to confidentiality provisions similar to those provided for herein. In addition, following the acceptance by Holdings of this Commitment Letter in accordance herewith and the return of an executed counterpart of this Commitment Letter by Holdings to Wells Fargo, Holdings may file or make such other public disclosures of the terms and conditions hereof as it is required by law, in the opinion of its counsel, to make. After prior written notice to the Lead Arranger with such information with respect thereto as the Lead Arranger may request, Holdings may also disclose the aggregate amount of fees payable under the Fee Letter and the Term Sheet as part of projections, pro forma information or a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any public filing relating to the Transactions.

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Wells Fargo agrees that material, non-public information regarding the Target, its operations, assets, and existing and contemplated business plans shall be treated by Wells Fargo in a confidential manner, and shall not be disclosed by it to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to Wells Fargo on a “need to know” basis in connection with the Transactions and on a confidential basis, (ii) to subsidiaries and affiliates of Wells Fargo, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (iii) to regulatory authorities with jurisdiction over Wells Fargo and its affiliates, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide Holdings with prior notice thereof, to the extent that it is reasonably practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Holdings pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to by Holdings, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide Holdings with prior notice thereof, to the extent, and for such period of time, that it is reasonably practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Holdings pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Wells Fargo), (viii) in connection with any proposed assignment or participation of Wells Fargo’s interest in the Credit Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this Section 6, (ix) to the extent that such information was already in the possession of Wells Fargo or its affiliates or is independently developed by it or them, (x) to the extent that such information was received by Wells Fargo from a third party, that is not, to its knowledge, subject to confidentiality obligations owing to Holdings or its subsidiaries and (xi) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter or the Fee Letter. Wells Fargo’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Loan Documents upon the execution and delivery thereof and in any event shall terminate on the date that is the second anniversary of the date of this Commitment Letter. Nothing in this Section 6 shall apply to any information received by Wells Fargo or its affiliates pursuant to its relationship as an agent, lender or issuing bank, as the case may be, under the existing credit agreement of Wells Fargo with the Target (which information will be subject to the applicable terms of such agreement).

Notwithstanding anything to the contrary in this Commitment Letter, (i) Holdings agrees that the Projections and all other information provided by or on behalf of Holdings or Sponsor and its affiliates (including the Target and its subsidiaries) to Wells Fargo regarding Holdings, Sponsor or their respective affiliates (including the Target and its subsidiaries), and the Transactions may be disseminated by or on behalf of Wells Fargo to prospective Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with Wells Fargo’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings) and (ii) Holdings agrees that Wells Fargo may share with its affiliates any information relating to the Credit Facility or Holdings, Sponsor, or their affiliates (including the Target and its subsidiaries) and may disclose information relating to the Credit Facility to Gold Sheets and other publications or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and otherwise use the corporate name and logo of Holdings, Sponsor or the Target or its subsidiaries in “tombstones” or other advertisements, marketing materials or public statements.

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7.       Information. Holdings hereby represents and warrants that (to its knowledge with respect to the Target and its subsidiaries), but the accuracy of such representation shall not be a condition to the commitments hereunder or the funding of the Credit Facility on the Closing Date unless the inaccuracy results in a condition set forth in the Section 5 of this Commitment Letter otherwise not having been satisfied, (a) all written information concerning Holdings and its subsidiaries and the Target and its subsidiaries, other than financial estimates, forecasts and other forward looking information (the “Projections”) and information of a general economic or industry-specific nature, that has been or will be made available to Wells Fargo or any prospective Lender by Holdings, the Sponsor, the Target or any of their respective representatives on Holdings’ behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all written supplements and updates thereto from time to time), and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by Holdings to be reasonable at the time delivered by Holdings to Wells Fargo or such prospective Lender (it being recognized by Wells Fargo that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond Holdings’ control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results, and that such differences may be material). Holdings agrees that if, at any time prior to the later of (i) the Closing Date or (ii) completion of a Successful Syndication (as defined in the Fee Letter), it becomes aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, Holdings will (or with respect to Information and Projections concerning the Target and its subsidiaries, Holdings will, subject to the limitations set forth in the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (to Holdings’ knowledge with respect to the Target and its subsidiaries) the representations in the preceding sentence remain true in all material respects. Holdings agrees to furnish (using commercially reasonable efforts with respect to the Target and its subsidiaries) to Wells Fargo such Information and Projections as it may reasonably request and to supplement the Information and the Projections from time to time. In arranging and syndicating the Credit Facility, the Lead Arranger and Lenders will be using and relying on the Information and the Projections without independent verification thereof; provided, that, the accuracy of any of the foregoing representations, whether or not cured, shall not be a condition to the obligation of Wells Fargo or the funding of the Credit Facilities hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied.

8.       Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities, Etc. Holdings acknowledges that Wells Fargo or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which Holdings, Sponsor or their respective affiliates (including the Target and its subsidiaries) may have conflicting interests regarding the transactions described herein or otherwise. Holdings also acknowledges that Wells Fargo does not have any obligation to use, or to furnish to Holdings or Sponsor, confidential information obtained by it from other companies in connection with the transactions contemplated by this Commitment Letter, including the Target.

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Holdings further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between Holdings or Sponsor, on the one hand, and Wells Fargo or any of its affiliates, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Wells Fargo or one or more of its affiliates has advised or is advising Sponsor on other matters, (b) Wells Fargo and its affiliates, on the one hand, and Holdings or Sponsor, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does Holdings or Sponsor rely on, any fiduciary duty on the part of Wells Fargo or its affiliates, (c) Holdings is capable of evaluating and understanding, and Holdings understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) Holdings has been advised that Wells Fargo or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from its interests and that Wells Fargo and such affiliates do not have any obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship, and (e) Holdings, for itself and Sponsor, waives, to the fullest extent permitted by law, any claims it may have against Wells Fargo or its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Wells Fargo and its affiliates shall not have any liability (whether direct or indirect) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of Holdings, including its shareholders, employees or creditors.

Holdings further acknowledges that one or more of the affiliates of Wells Fargo are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Wells Fargo or one or more of its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Holdings or Sponsor, and other companies with which Holdings or Sponsor may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by Wells Fargo or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

9.       Acceptance and Termination. This Commitment Letter will be of no force and effect unless executed by Wells Fargo and a counterpart hereof is accepted and agreed to by Holdings and, as so accepted and agreed to, received by Wells Fargo by 11:59 p.m. (Eastern time) on June 15, 2018, together with the Fee Letter as duly authorized, executed and delivered by Holdings. The commitment of Wells Fargo under this Commitment Letter, if timely accepted and agreed to by Holdings, will terminate upon the earliest of (i) as of the close of business on December 15, 2018 unless the Closing Date occurs on or prior thereto, (ii) the closing of the Acquisition without the closing of the Credit Facility, or (iii) the termination of the Acquisition Agreement.

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10.   Patriot Act. Wells Fargo hereby notifies notify Holdings that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”), Wells Fargo may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow Wells Fargo and other Lenders to identify the Loan Parties in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to each Lender.

11.   Entire Agreement. This Commitment Letter contains the entire commitment of the Wells Fargo for this transaction and, upon acceptance by Holdings, supersedes all prior proposals, commitment letter, negotiations, discussions and correspondence. This Commitment Letter may not be contradicted by evidence of any alleged oral agreement. No party has been authorized by Wells Fargo to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter is addressed solely to Holdings and is not intended to confer any obligations to or on, or benefits to or on, any third party (other than the Indemnified Persons).

12.   Surviving Provisions. The expense and indemnification, sharing information; absence of fiduciary relationship; affiliate transactions, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or termination of the commitments of Wells Fargo described herein; provided, that, upon the execution and effectiveness of such definitive financing documentation, to the extent subject to provisions of such financing documentation, the provisions hereof with respect to expense, indemnification and confidentiality shall be superseded thereby.

13.   Counterparts. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means (including an email with a “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

14.   Assignment; Governing Law. This Commitment Letter may not be assigned by Holdings without the prior written consent of Wells Fargo and may not be amended, waived or modified, except in writing signed by Wells Fargo and Holdings. This Commitment Letter is governed by and construed in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York.

15.   JURY TRIAL WAIVER. WELLS FARGO AND HOLDINGS EACH WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS REFERRED TO IN THIS COMMITMENT LETTER.

Signature Page to Follow

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If Holdings accepts and agrees to the foregoing, please so indicate by executing and returning the enclosed copy of this letter to Wells Fargo, together with the Fee Letter. We look forward to continuing to work with you to complete this transaction.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Peter Shin
	Name:	Peter Shin
	Title:	Authorized Signatory

Signatures Continue on Next Page

[signature page for commitment letter]

Accepted on this 15th day of June, 2018:

FELDENKREIS HOLDINGS LLC

By:	/s/ George Feldenkreis
	Name:	George Feldenkreis
	Title:	Owner

[signature page for commitment letter]

ANNEX A

Syndication Provisions

While Wells Fargo has provided a commitment for the entire amount of the Credit Facility, subject to the terms and conditions of this Commitment Letter (including the Term Sheet) and the Fee Letter, it is understood and agreed that prior to and/or after the execution of the Loan Documents, the Lead Arranger may syndicate all or a portion of Wells Fargo’s commitments with respect to the Credit Facility to other Lenders; provided, that, any assignment made prior to the Closing Date shall not relieve Wells Fargo of its obligations hereunder to the extent that an assignee breaches its obligation to fund its ratable share of the drawings under the Credit Facility on the Closing Date, provided, further, that the syndication of all or part of the commitments is not a condition to the obligations of Wells Fargo or the funding of the Credit Facility hereunder. Notwithstanding the foregoing, the Lead Arranger will not syndicate to (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by Holdings (or Sponsor) to Lead Arranger prior to the date of the Commitment Letter, (ii) those operating companies that are competitors of the Target that are separately identified in writing by Holdings (or Sponsor) to Lead Arranger prior to the date of the Commitment Letter or, with reasonable consent of Agent, by a Borrower from time to time after the Closing Date, and (iii) in the case of each of clauses (i) and (ii), any of their affiliates that are identified in writing by Holdings to Lead Arranger prior to the date of any commitment letter (such parties described in clauses (i), (ii) or (iii) being “Disqualified Lenders”).

Lead Arranger will be entitled to manage all aspects of any syndication of the Credit Facility, including decisions as to the selection of prospective lenders to be approached and included, the timing of all offers to prospective lenders, the amount offered, the allocation and acceptance of prospective commitments, the amount of compensation payable to prospective lenders, and any titles to be awarded to such prospective lenders, subject to the terms of Section 2 of the Commitment Letter. Holdings agrees that no Lender will receive any compensation for its participation in the Credit Facility except as expressly agreed to and offered by the Lead Arranger.

Until the earlier of 30 days after the Closing Date and a Successful Syndication (as defined in the Fee Letter), Holdings agrees to cooperate, and to cause Sponsor to cooperate, in such syndication process and use commercially reasonable efforts to assist the Lead Arranger in completing a Successful Syndication. To assist the Lead Arranger in its syndication efforts, without limiting the foregoing, Holdings and Sponsor agree, upon the reasonable request of the Lead Arranger, to:

(a) make senior management and representatives of Holdings and Sponsor, and using commercially reasonable efforts, management and representatives of Target and its subsidiaries, if requested, available to participate in meetings and to provide information to prospective lenders in a timely manner at such times and places as Lead Arranger may reasonably request,

(b) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefits from the existing lending relationships of Holdings, Sponsor and the Target,

(c) at the expense of Holdings, host, with the Lead Arranger, one meeting of prospective lenders, and, in connection with any such lender meeting (a “Lender Meeting”), consulting with the Lead Arranger with respect to the presentations to be made at any such Lender Meeting, and making available appropriate officers and other representatives of Holdings and Sponsor (and using commercially reasonable efforts, senior management and representatives of the Target and its subsidiaries) to attend and participate, and rehearsing such presentations prior to such Lender Meetings, as reasonably requested by Lead Arranger, and

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(d) promptly prepare and provide (and to use its commercially reasonable efforts to cause Target to assist in the preparing and providing) to Lead Arranger such information with respect to Holdings and its subsidiaries (including Target and its subsidiaries) and the Transactions as Lead Arranger may reasonably request in connection with the preparation of a customary confidential information memorandum and lender presentation that includes information with respect to Holdings and its subsidiaries (including Target and its subsidiaries)and the Transactions as Lead Arranger may reasonably request, including the Projections (the “Marketing Materials”), and a version of the Marketing Materials (the “Public Information Materials”) that does not contain Projections or other material non-public information concerning the Target and its subsidiaries or its securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”).

Holdings understands that in arranging and syndicating the Credit Facility, Lead Arranger may use and rely on the Marketing Materials without independent verification thereof. Until the earlier of 30 days after the Closing Date and a Successful Syndication, Holdings and Sponsor will promptly notify the Lead Arranger of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections and agrees to update the Marketing Materials as may be reasonably requested by Lead Arranger.

Before distribution of any Marketing Materials (a) to prospective lenders that do not wish to receive Material Non-Public Information concerning Holdings and its subsidiaries (including the Target and its subsidiaries) or their securities (such lenders, “Public Lenders;” all other lenders, “Private Lenders”), Holdings agrees to provide the Lead Arranger with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein and (b) to prospective Private Lenders, Holdings agrees to provide Lead Arranger with a customary letter authorizing the dissemination of those materials. In addition, at the request of Lead Arranger, Holdings will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” Holdings agrees that the Lead Arranger may distribute the following documents to all prospective lenders, unless Holdings advises the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (i) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, and (ii) other materials intended for prospective lenders after the initial distribution of the Marketing Materials, including drafts and final versions of the definitive documentation for the Credit Facility. If Holdings advises the Lead Arranger that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger agrees not to distribute such materials to Public Lenders without Holdings prior written consent (including by email), not to be unreasonably withheld.

To ensure an orderly and effective syndication of the Credit Facility, Holdings agrees that:

(a) from the date hereof until the earlier of the completion of a Successful Syndication and 30 days following the Closing Date, Holdings will not, and will not permit any of its affiliates to, and will use commercially reasonable efforts to cause the Target and its subsidiaries agree not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security of Holdings or any of its subsidiaries, including the Target and its subsidiaries (other than the syndication of the Credit Facility, the IPCo First Lien Facility, the IPCo Second Lien Facility or the Mortgage Facility), including any renewals or refinancings of any existing debt facility, without the prior written consent of the Lead Arranger, provided, that, the foregoing shall not apply to (i) purchase money financing of equipment, (ii) borrowings under existing credit facilities, and (iii) other immaterial ordinary course indebtedness, and

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(b) The Lead Arranger shall have a period (the “Marketing Period”) of at least 20 consecutive business days following Lead Arranger’s receipt from the Sponsor of its final approval of the Marketing Materials (which date shall be deemed to be the earlier of July 9, 2018 or the date Lead Arranger receives such approval from the Sponsor) to syndicate the Credit Facility, provided, that, for purposes of determining the Marketing Period, such 20 consecutive business day period shall not be required to be consecutive to the extent it would include July 3, 2018 through and including July 8, 2018 , or August 27, 2018 through and including September 4, 2018, or November 21, 2018 through and including November 26, 2018, in each case which dates shall not count for purposes of satisfying the 20 consecutive business day requirement.

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ANNEX B

Indemnification Provisions

To the fullest extent permitted by applicable law, Holdings (the “Indemnifying Person”) agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal costs (provided, that, the obligations to reimburse any Indemnified Person for legal fees and expenses shall be limited to reasonable legal fees and expenses of one firm of counsel for all such Indemnified Persons and if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest, one counsel for such affected Indemnified Person) or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions or (b) the Commitment Letter or the Fee Letter; provided, that, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted directly from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Person or (ii) a breach in any material respect of material obligations of such Indemnified Person hereunder. These Indemnification Provisions shall be in addition to any liability which the Indemnifying Person may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Person with reasonable promptness; provided, that, any failure by any of the Indemnified Persons to so notify the Indemnifying Person shall not relieve the Indemnifying Person from its obligations hereunder. Wells Fargo, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Person shall pay the fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Person and any counsel designated by the Indemnifying Person. The Indemnifying Person shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of the applicable Indemnified Person, the Indemnifying Person shall not settle or compromise any claim, unless (i) such Indemnified Person and each other Indemnified Person from which such Indemnified Person could have sought indemnification or contribution has given his, her or its prior written consent or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all Indemnified Persons and their respective affiliates from all losses, claims, damages, expenses and liabilities, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such claim, (B) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any Indemnified Person and (C) is paid by the Indemnifying Person in cash.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Person, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Person, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Person, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter.

Neither expiration nor termination of the commitment of Well Fargo under the Commitment Letter or funding or repayment of the loans under the Credit Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks, SyndTrak or other similar transmission systems in connection with the Credit Facility, unless to the extent it is found in a final non-appeable judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person. In addition, no Indemnified Person shall be responsible or liable for special, indirect, consequential, exemplary, incidental or punitive damages which may be alleged as a result of this Commitment Letter or the Fee Letter and Holdings, on behalf of itself and each of its affiliates, irrevocably and unconditionally waives any right to seek any equitable remedies (including, without limitation, specific performance) for any damages that may be alleged as a result of any breach, or as a result, of this Commitment Letter or any element of the transactions contemplated hereby.

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CONFIDENTIAL

EXHIBIT A

Wells Fargo Bank, National Association

FELDENKREIS HOLDINGS LLC

Transaction Description
June 15, 2018

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter or the other Exhibits and Annexes thereto.

George Feldenkreis (the “Sponsor”) together with certain existing shareholders of the Target and members of management of the Target (as defined below) and its subsidiaries, including the Family (as defined in clause (i) below), Oscar Feldenkreis, Feldenkreis Family Foundation, Inc. and any other trust exclusively for members of the Family (the entities described in such inclusion clause, together with Sponsor, collectively, the “Sponsor-Related Investors,” and together with any other such shareholders of the Target or members of management of the Target and its subsidiaries, collectively, the “Investors”) intend, directly or indirectly, to acquire (the “Acquisition”) Perry Ellis International, Inc. (the “Target”), all as set forth in the Agreement and Plan of Merger, dated as of June 15, 2018 by and among Holdings, Merger Sub and Target (together with the exhibits and disclosure schedules, the “Acquisition Agreement”). In connection therewith:

(a) Feldenkreis Holdings LLC (“Holdings”), a newly formed Delaware limited liability company subsidiary controlled by the Sponsor, and GF Merger Sub, Inc. (“Merger Sub”), a newly formed Florida corporation that is a direct subsidiary of Holdings, will enter into the Acquisition Agreement with the Target, pursuant to which Holdings will acquire, directly or indirectly, 100% of the outstanding capital stock of the Target by way of the merger of Merger Sub with and into Target with the Target surviving such merger (the “Merger”) and public shareholders of the Target will receive cash consideration;

(b) prior to the consummation of the Merger, the Sponsor will contribute all of its equity interests in the Target to Holdings such that Holdings shall hold 100% of the equity interests in Target following the consummation of the Merger and contribution of Sponsor’s equity interests to Holdings;

(c) the Investors (or in the case of the Sponsor, the Merger Sub) will retain, roll over or convert their existing shares of Target (and in the case of the Sponsor-Related Investors, all of their existing shares of Target other than any shares valued as of the Closing Date to be an equivalent amount equal to approximately $3,500,000 held by Feldenkreis Family Foundation, Inc.) such that such shares will constitute an aggregate amount of not less than 15.5% of the total consolidated pro forma debt and equity of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions (the “Rolled Equity Contribution”); provided, that, on the Closing Date, after giving effect to the Transactions, no shareholder (or affiliated group of shareholders) shall own a greater percentage of the equity of Target and its subsidiaries than the percentage directly or indirectly owned by the Sponsor;

(d)        (i) the Borrowers (as defined below) will obtain a $275 million senior secured revolving credit facility (the “Credit Facility”) on the terms set forth in Exhibit B,

(ii) IPCo (as defined below) will obtain (A) a senior secured first lien term loan facility in the amount of not less than $140,000,000 and on terms and pursuant to agreements consistent with the term sheet issued by Fortress Credit Advisors dated June 15, 2018 with respect thereto and received by Lead Arranger on the date of the Commitment Letter (the “IPCo First Lien Facility”) and (B) a senior secured second lien term loan facility in the amount of not less than $95,000,000 and on terms and pursuant to agreements consistent with the term sheet issued by Fortress Credit Advisors dated June 15, 2018 with respect thereto and received by Lead Arranger on the date of the Commitment Letter (the “IPCo Second Lien Facility”); and

(iii) Real Estate Co (as defined below) will obtain a senior secured bridge term loan facility or other mortgage financing in an amount of not less than $47,000,000 (the “Mortgage Facility” and together with the IPCo First Lien Facility and the IPCo Second Lien Facility, collectively, the “IPCo Credit Facilities”) and;

(e) substantially concurrently with the consummation of the Acquisition, all existing third party debt for borrowed money of the Target and its subsidiaries under (i) that certain Amended and Restated Loan and Security Agreement, dated as of December 2, 2011 (the “Existing ABL Credit Agreement”), by and among the Target, Wells Fargo Bank, National Association, Bank of America, N.A., the lenders from time to time party thereto, and the other borrowers and guarantors party thereto, as amended from time to time, and (ii) (A) that certain Amended and Restated Mortgage, Assignment of Leases and Rents and Security Agreement, Notice of Future Advance and Extension Agreement, dated as of November 22, 2016, by Supreme Realty, LLC, in favor of Mercantil Commercebank, N.A., recorded November 29, 2016 in Miami-Dade County as CFN 20160682044 and (B) that certain Amended and Restated Mortgage and Security Agreement, Assignment of Rents and Leases, Notice of Future Advance and Extension Agreement, dated as of November 22, 2016, by Tampa DC, LLC, in favor of Mercantil Commercebank, N.A., recorded November 30, 2016 in Hillsborough County as Instrument No. 2016466596, in each case, will be repaid, redeemed, defeased, discharged, refinanced or terminated (the “Refinancing”); it being understood and agreed that the following indebtedness shall be permitted to remain outstanding: (i) indebtedness permitted to be incurred under the Acquisition Agreement prior to the Closing Date (other than in respect of the loan facilities that are required to be terminated), (ii) ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, and surety bonds, and (iii) certain other indebtedness that Holdings and the Lead Arranger reasonably agree may remain outstanding after the Closing Date;

(f) prior to the consummation of the Acquisition,

(i)          Merger Sub shall form a new Delaware limited liability company that is a passive holding company (“Super HoldCo”) that will be the direct parent company of the IPCo Silo (as defined below), the OpCo Silo (as defined below) and the Real Estate Co Silo (as defined below), the sole business of which is to hold all of the equity interests of IPCo Holdco (as defined below), OpCo Holdco (as defined below) and Real Estate Holdco (as defined below).

(ii)        Super Holdco shall form a new Delaware limited liability company that is a passive holding company (“IPCo HoldCo”) that will be the direct parent company of IPCo (as defined below), the sole business of which is to hold all of the equity interests of IPCo,

(iii)      Super Holdco shall form a new Delaware limited liability company that is a passive holding company (“OPCo HoldCo”) that will be the direct parent company of OpCo (as defined below), the sole business of which is to hold all of the equity interests of OpCo,

(iv)       Super Holdco shall form a new Delaware limited liability company that is a passive holding company (“Real Estate HoldCo”) that will be the direct parent company of Real Estate Co (as defined below), the sole business of which is to hold all of the equity interests of Real Estate Co,

(v)         IPCo HoldCo shall form a new Delaware limited liability company that is an intellectual property holding company (“IPCo”), the sole business of which will be to, directly or indirectly, hold all of the owned or registered (or applications for registration of) of intellectual property assets and rights (and any rights related thereto) of Target and its subsidiaries (including equity of entities that hold any such owned or registered (or applications for registration of) intellectual property assets and rights (and any rights related thereto)), but excluding any rights under inbound licenses) (collectively, the “IP Assets”),

(vi)       OpCo HoldCo shall form a new Delaware limited liability company (“OpCo”), the sole business of which will be to, directly or directly, hold all of the operating assets and operating business of Target and its subsidiaries (including equity of entities that hold any such operating assets or operating business), but excluding the IP Assets or any Real Estate Assets (as defined below) of Target and its subsidiaries described in the immediately succeeding clause (f)(vii) (collectively, the “Operating Assets”), and

(vii)     Real Estate Holdco shall form a new Delaware limited liability company that is a real estate holding company (“Real Estate Co”), the sole business of which will be to hold, directly or indirectly, all of the owned real property assets and rights (and any rights related thereto), of Target and its subsidiaries (including equity of entities that hold any such real estate assets or rights (and any rights related thereto)) (collectively, the “Real Estate Assets”),

(g) substantially concurrently with, but immediately following the consummation of the Acquisition, the initial funding under the Credit Facilities described in clause (d) above:

(i)          the Sponsor shall cause IPCo HoldCo and IPCo to sit in one (1) silo (together with its subsidiaries, the “IPCo Silo”), OpCo HoldCo and OpCo to sit in a separate and distinct silo (together with its subsidiaries, the “OpCo Silo”) and Real Estate HoldCo and Real Estate Co to sit in a separate and distinct silo (together with its subsidiaries, the “Real Estate Co Silo”, each, a “Silo” and collectively, the “Silos”), each of which will be directly wholly-owned by Super HoldCo and such Super HoldCo shall be a passive holding company following the consummation of the Merger, the Acquisition and the Reorganization,

(ii)        (A) the Target shall transfer to the IPCo Silo the IP Assets (which transfer may occur by the contribution of Target’s subsidiaries that hold such IP Assets, including the contribution of PEI Licensing Inc., a Delaware corporation, Perry Ellis International Group Holdings Limited, a company organized under the laws of Ireland and registered in The Bahamas, and Perry Ellis International Europe Limited, a company organized under the laws of Ireland), but excluding any liabilities that are not exclusively related to such IP Assets, provided, that, any such entity that is to be held by the IPCo Silo shall, prior to such transfer, elect to be (or convert to a form of entity that is) treated as a disregarded entity for U.S. federal income tax purposes and (B) Target shall transfer to the Real Estate Co Silo the Real Estate Assets (which transfer may occur by the contribution of Target’s subsidiaries that hold such Real Estate Assets, including the contribution of Perry Ellis Real Estate LLC , a Delaware limited liability company, Tampa DC, LLC, a Delaware limited liability company, and Supreme Realty LLC, a Florida limited liability company), but excluding any liabilities that are not exclusively related to such Real Estate Assets,

(iii)      after giving effect to such transfers and any related contributions, the IP Assets (but excluding any liabilities that are not exclusively related to such IP Assets) shall be held, directly or indirectly by IPCo, and the Real Estate Assets (but excluding any liabilities that are not exclusively related to such Real Estate Assets) shall be held directly or indirectly by Real Estate Co,

(iv)       the Target shall transfer the Operating Assets to the OpCo Silo, and after giving effect to such transfers and related contributions, the Operating Assets shall be held, directly or indirectly, by OpCo,

(v)         the IPCo or its direct or indirect wholly-owned intellectual property subsidiaries shall license any IP Assets to OpCo and its subsidiaries, which intercompany license shall reflect the terms set forth on Annex 1 to Exhibit B under the section titled “Specified Terms of IPCO License Agreements” subsection 1 and IPCo shall enter into the license agreement with Agent, containing the terms set forth on Annex 1 to Exhibit B under the section titled “Specified Terms of IPCO License Agreements” subsection 2 (all of the transactions described in clause (f) and this clause (g) (including any series of transactions to effectuate the foregoing transactions described in clause (f) and this clause (g), all of which shall be consummated in a manner and on terms and conditions reasonably satisfactory to the Agent, the “Reorganization”), provided, however, that Agent’s satisfaction with any of the foregoing transactions in this clause (g) other than as set forth in section (b) of Exhibit C, shall not be a condition to the closing of the Credit Facility, and

(vi)       the organizational structure of Super HoldCo and its subsidiaries including the OpCo Silo, the IPCo Silo and the Real Estate Co Silo after giving pro forma effect to the Reorganization shall be substantially in the form attached hereto as Annex I of Exhibit A;

(h) substantially concurrently with the consummation of the Acquisition and the closing of the Credit Facilities, the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”), will be paid; and

(i) the proceeds of the Credit Facility and the IPCo Credit Facilities will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to effect the Refinancing, to pay up to $5,000,000 in aggregate principal amount to the Sponsor (and members of his family who constitute Investors and their respective affiliates) (collectively, with Sponsor, “Family” and such $5,000,000 payment, the “Family Distribution”)) on the Closing Date (or, in the case of the Family Distribution, within two (2) business days thereafter), and to pay all or a portion of the Transaction Costs.

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction (or waiver by the Lead Arranger) of the relevant conditions set forth in Section 5 of the Commitment Letter and on Exhibit C and the initial funding of the Credit Facility.

Annex 1

to

EXHIBIT A

Post-Restructuring Corporate Organization

See next page

 A-1

Post-Restructuring

GF
Parent
PEI
Super HoldCo
ABL Lenders
ABL
Fortress
Class A and Class B Warrants
Loan
Loan
OpCo HoldCo
OpCo
IPCo HoldCo
IPCo
Real Estate HoldCo
Real Estate Co
Ben HOGAN Golf Equipment Company, LLC (Delaware) Joint Venture
Supreme Int'l, LLC (Delaware) Wholesale
Perry Ellis Int'l Shared Services Corporation (Delaware Corp)
Perry Ellis Menswear, LLC (Delaware) Wholesale/Retail
Perry Ellis Mexico, S.A. De R.L. De C.V. (Mexican Corp.) Wholesale
Grand Team Holdings Limited (Hong Kong) Realty Holdco (Beijing, China)
Perry Ellis Int'l Group Holdings Ltd. (Irish Limited Company) Registered Bahamas
PEI Licensing, LLC* (Delaware) Licensing Co. for PEI Trademarks
Manhattan China Limited (Hong Kong) Joint Venture
Perry Ellis Europe Limited (United Kingdom) Wholesale
Perry Ellis Int'l HK, Limited (Hong Kong) Sourcing
Perry Ellis Menswear Puerto Rico, LLC Retail
Perry Ellis Int'l Europe Limited (Irish Limited Company) Int'l Licensing Co
Shanghai Manhattan Garments Co. Ltd. (China) Joint Venture
Birdhill, Ltd. (Hong Kong) Inactive
Perry Ellis Europe Retail Limited (United Kingdom) Retail
Perry Ellis Europe Germany GmbH
Perry Ellis Mexico Holding Corp. (Delaware)
Supreme Munsingwear Canada, Inc. (Canadian Corp.) Wholesale
Tampa DC, LLC (Delaware) Realty Holdco (Tampa, FL)
Perry Ellis Real Estate LLC (Delaware) Realty Holdco. (Seneca, SC)
Supreme Realty LLC (Florida) Realty Holdco (Miami, FL)

*PEI Licensing Inc. to become PEI Licensing LLC through a "F" reorganization.

EXHIBIT B

Wells Fargo Bank, National Association

[OPCO HOLDCO]

$275,000,000 Senior Secured Revolving Loan Facility
(“Credit Facility”)

Summary of Principal Terms and Conditions
June 15, 2018

This Summary of Principal Terms and Conditions (the “Term Sheet”) is part of, and subject to the terms and conditions of, the Commitment Letter, dated of even date herewith, by and among Wells Fargo Bank, National Association (“Wells Fargo”) and Feldenkreis Holdings LLC (“Holdings”). Capitalized terms used herein and the accompanying annexes shall have the meanings set forth in such Commitment Letter unless otherwise defined herein.

Borrowers:	The wholly-owned operating subsidiaries of OpCo Holdco organized under the laws of a jurisdiction in the United States with assets to be included in the Borrowing Base (individually, a “US Borrower” and collectively, “US Borrowers”), the wholly-owned operating subsidiaries of OpCo Holdco organized under the laws of a jurisdiction in Canada with assets to be included in the Borrowing Base (individually, a “Canadian Borrower” and collectively, “Canadian Borrowers”), and the wholly-owned operating subsidiaries of OpCo Holdco organized under the laws of England and Wales with assets to be included in the Borrowing Base (individually, a “UK Borrower” and collectively, “UK Borrowers,” and together with the US Borrowers and Canadian Borrowers, individually, a “Borrower” and collectively, “Borrowers”). All references to Borrowers shall mean such subsidiaries of OpCo Holdco after giving effect to the Acquisition.

Guarantors:	OpCo Holdco and each of OpCo Holdco’s existing and subsequently acquired or organized direct or indirect subsidiaries that are not Borrowers (collectively, the “Guarantors”, and together with Borrowers, individually a “Loan Party” and collectively, “Loan Parties”); provided, that, any subsidiary of OpCo Holdco that is a “controlled foreign corporation” and any operating subsidiary of OpCo Holdco existing or organized or acquired under the laws of a jurisdiction in the United States that has no material assets or material operations other than the equity interests of a “controlled foreign corporation” will not guarantee the obligations of US Borrowers if such guarantee would result in material adverse tax consequences to Target, OpCo Holdco or any other US Loan Party. The Guarantors organized under the laws of a jurisdiction in the United States are referred to individually, as a “US Guarantor” and collectively, “US Guarantors”, and together with US Borrowers, individually, a “US Loan Party” and collectively, “US Loan Parties”. The Guarantors organized under the laws of a jurisdiction in Canada are referred to individually, as a “Canadian Guarantor” and collectively, “Canadian Guarantors”, and together with Canadian Borrowers, individually, a “Canadian Loan Party” and collectively, “Canadian Loan Parties”. The Guarantors organized under the laws of a jurisdiction in the United Kingdom are referred to individually, as a “UK Guarantor” and collectively, “UK Guarantors”, and together with UK Borrowers, individually, a “UK Loan Party” and collectively, “UK Loan Parties”.

Lead Arranger and Bookrunner:	Wells Fargo Bank, National Association (in such capacity, “Lead Arranger”).

Administrative and Collateral Agent:	Wells Fargo Bank, National Association (in such capacity, “Agent”).

Lenders:	Wells Fargo Bank, National Association and such other institutions as may become parties to the Credit Facility as lenders (collectively, “Lenders”), but not including any Disqualified Lenders.

Swing Line Lender:	Wells Fargo Bank, National Association (in such capacity, “Swing Line Lender”).

Letter of Credit Issuer:	Wells Fargo and any other Lender so designated by OpCo Holdco from time to time and reasonably acceptable to Agent that agrees to issue Letters of Credit (in such capacity, each an “Issuing Bank”). In the case of the Canadian Facility, the Issuing Bank may be such bank as Wells Fargo may specify pursuant to its arrangements with such bank.

Credit Facility:

The Credit Facility will consist of:

(a)    a senior secured revolving loan and letter of credit facility provided to US Borrowers of up to the US Loan Limit as defined below (the “US Facility”); and

(b)    a senior secured revolving loan and letter of credit facility provided to Canadian Borrowers of up to the Canadian Loan Limit as defined below (the “Canadian Facility”); and

(c)    a senior secured revolving loan facility provided to UK Borrowers of up to the UK Loan Limit as defined below (the “UK Facility”).

The US Facility, the Canadian Facility and the UK Facility are referred to herein as the “Credit Facility”.

The term “US Loan Limit” as used herein means $275,000,000 less the then outstanding amounts under the UK Facility and the Canadian Facility the term “Canadian Loan Limit” as used herein means $12,000,000 and the term “UK Loan Limit” as used herein mean $35,000,000. The term “Maximum Credit” means the aggregate amount of the commitments of the Lenders in the US Facility, the Canadian Facility and the UK Facility which will be $275,000,000 as of the Closing Date.

The revolving loans under the US Facility (“US Loans”) will be available up to the lesser of the US Borrowing Base or the US Loan Limit (the lesser of such amounts being the “US Loan Cap”). The revolving loans under the Canadian Facility (“Canadian Loans”) will be available up to the lesser of the Canadian Borrowing Base or the Canadian Loan Limit (the lesser of such amounts being the “Canadian Loan Cap”). The revolving loans under the UK Facility (“UK Loans” and together with the US Loans and the Canadian Loans, the “Revolving Loans”) will be available up to the lesser of the UK Loan Limit or the UK Borrowing Base (the lesser of such amounts, being the “UK Loan Cap”.) The term “Loan Cap” means the lesser of the aggregate amount of the Borrowing Bases and the Maximum Credit.

The US Facility will be available in US Dollars. The Canadian Facility will be available in US Dollars or Canadian Dollars. The UK Facility will be available in US Dollars, Pounds Sterling and Euros.

“US Dollar Equivalent” shall mean at any time (i) as to any amount denominated in US Dollars, the amount thereof at such time, and (ii) as to any amount denominated in any currency other than US Dollars, the equivalent amount in US Dollars calculated by Agent at such time using the Exchange Rate in effect on the Business Day of determination.

“Exchange Rate” shall mean on any date, as determined by Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for US Dollars at approximately 11:00 a.m., local time, on such date; provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by Agent, or, in the event no such service is available, such spot selling rate shall instead be the rate reasonably determined by Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., local time, on the applicable date for the purchase of the relevant currency for delivery two business days later.

OpCo will be appointed to act as the agent for Loan Parties for all purposes of dealing with Agent, Issuing Bank, and Lenders, including requesting Revolving Loans and Letters of Credit (in such capacity, the “Borrower Representative”).

Letters of Credit:

A portion of the Credit Facility will be available for letters of credit arranged by Agent and issued by Issuing Bank (“Letters of Credit”) in an aggregate amount at any time outstanding not to exceed $50,000,000. Letters of Credit will reduce the amount of the Revolving Loans available under the applicable Borrowing Base and the applicable Loan Limit.

Letters of Credit will be issued by the Issuing Bank and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

If any Lender becomes a “Defaulting Lender”, then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Credit Facility up to an amount such that the revolving credit exposure of each such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Issuing Bank may require the Borrowers to repay (or provide cash collateral for) such “uncovered” exposure in respect of the Letters of Credit and will have no obligation to provide Letters of Credit to the extent such Letters of Credit would result in the exposure of the non-defaulting Lenders exceeding their commitments.

Swing Line Loans:

A portion of the Credit Facility will be available as swing line loans (“Swing Line Loans”) with a sublimit on Swing Line Loans to Borrowers outstanding at any time of $25,000,000 (to be allocated to the US Facility, Canadian Facility and UK Facility). Swing Line Loans will reduce the amount of the Revolving Loans available under the applicable Borrowing Base and the applicable Loan Limit. The term “Revolving Loans” as used herein includes Swing Line Loans, except as otherwise provided herein.

Swing Line Loans will be made available by Swing Line Lender and each Lender will purchase an irrevocable and unconditional participation in each Swing Line Loan.

If any Lender becomes a “Defaulting Lender”, then the swing line exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Credit Facility up to an amount such that the revolving credit exposure of each such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swing Line Lender may require the Borrowers to repay such “uncovered” exposure in respect of the Swing Line Loans and will have no obligation to make Swing Line Loans to the extent such Swing Line Loans would result in the non-defaulting Lenders exceeding their commitments.

Facility Increase:

After the Closing Date, Borrowers will have the option to increase the Maximum Credit (each, a “Facility Increase”) so that after giving effect to any such increase the Maximum Credit will not exceed $350,000,000, provided, that, as to each Facility Increase, each of the following conditions is satisfied: (a) Borrowers shall deliver to Agent a certificate of each Loan Party dated as of the effective date of such Facility Increase (the “Increase Effective Date”) signed by a responsible officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, the representations and warranties contained in the Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; (b) Borrowers shall have paid such fees and other compensation to Lead Arranger as may be agreed; (c) Borrowers shall deliver to Agent and Lenders an opinion or opinions, in form and substance reasonably satisfactory to Agent, from counsel to Borrowers reasonably satisfactory to Agent and dated the Increase Effective Date; (d) Borrowers shall have delivered such other instruments, documents and agreements as Agent may have reasonably requested; (e) as of the Increase Effective Date and after giving effect thereto, no default or event of default exists, (f) each such Facility Increase shall be in minimum increments of $2,500,000 and shall be allocated to the US Loan Limit, the Canadian Loan Limit or the UK Loan Limit, (g) there shall be no more than 4 of such increases, (h) no Lender shall be required to provide additional commitments for such Facility Increase, (i) such Facility Increase shall be subject to obtaining additional commitments of Lenders (whether existing Lenders or new Lenders), (j) the terms of such Facility Increase shall, at the option of OpCo, either be (i) the same as for all other Revolving Loans (other than as to fees payable for such additional commitments), or in the form of a FILO tranche or a term loan based on a borrowing base formula, and (k) Agent shall have received not less than 5 business days prior written notice of the request prior to the effectiveness of any Facility Increase.

In no event shall the fees, interest rate and other compensation offered or paid in respect of additional commitments or increase in commitments have higher rates than the amounts paid and payable to the then existing Lenders in respect of their commitments, unless the fees, interest rate and other compensation payable to the then existing Lenders are increased to the same as those paid in connection with the new or additional commitments, except for the initial fee payable in respect of the new or additional commitment of a Lender.

Borrowing Base:

The Revolving Loans and Letters of Credit shall be provided to the US Borrowers, the Canadian Borrowers and the UK Borrowers subject to the terms and conditions of the Loan Documents and as to the US Borrowers, availability under the Borrowing Base for the US Borrowers (the “US Borrowing Base”), as to the Canadian Borrowers, the Borrowing Base for the Canadian Borrowers (the “Canadian Borrowing Base”) and as to the UK Borrowers, the Borrowing Base for the UK Borrowers (the “UK Borrowing Base”), which in each case will be calculated as follows:

(a)    87.5% multiplied by the net amount of the eligible accounts of such Borrower, subject to sublimits to be determined for Accounts owing by Tier 1 Account Debtors and Tier 2 Account Debtors, provided, that, such percentage shall be increased to 90% during the Seasonal Advance Period, plus

(b)    the amount equal to 90% of the Net Recovery Percentage of such eligible inventory multiplied by the value of such eligible inventory of such Borrower, provided, that, such percentage shall be increased to 95% during any Seasonal Advance Period as to eligible inventory, other than eligible in-transit inventory, with sublimits on eligible in-transit inventory to be determined and a sublimit on inventory in Mexico that may be included as eligible inventory of $5,000,000; minus

(c)    applicable reserves, subject to the terms provided below.

The US Borrowing Base, the Canadian Borrowing Base and the UK Borrowing Base are referred to herein individually, as a “Borrowing Base” and collectively, as the “Borrowing Bases.”

The amount of the “Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of eligible inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable inventory appraisal received by Agent in accordance with the requirements of the Loan Documents, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the original cost of the aggregate amount of the eligible inventory subject to such appraisal.

“Seasonal Advance Period” means a period of up to four (4) consecutive months in any calendar year, as designated by the Borrower Representative to Agent not less than 30 days prior to the commencement of such period (or such shorter notice period as to which Agent may agree) up to one (1) time in any calendar year, provided, that, the Seasonal Advance Period for 2018 shall include September, October, November and December of such year.

“Permitted Discretion” as used in this Term Sheet with reference to Agent, shall mean a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Tier 1 Account Debtors” means account debtors that have their chief executive office in Tier 1 Jurisdictions and are organized under the laws of a Tier 1 Jurisdiction.

“Tier 2 Account Debtors” means account debtors that have their chief executive office in Tier 2 Jurisdictions and are organized under the laws of a Tier 2 Jurisdiction.

“Tier 1 Jurisdictions” means certain member states of the European Union prior to 2004 and other jurisdictions subject to update and revision from time to time and “Tier 2 Jurisdictions” are to be determined.

Alternative Closing Borrowing Base:

In the event that as of the Closing Date, Agent has not received a current third party appraisal of the inventory or a final report from the field examinations of the business and collateral of a Borrower, the applicable Borrowing Base as to such Borrower for which such current third party appraisal of the inventory or a final report from the field examinations has not been received by Agent, shall be deemed to be, for purposes of the initial Revolving Loans and Letters of Credit made or issued for the account of such Borrower on the Closing Date, as follows (each an “Alternative Closing Borrowing Base”):

(a)    in the case of the US Borrowers, the US Borrowing Base for purposes of the initial US Loans and Letters of Credit for the account of US Borrowers made or issued on the Closing Date (the “US Alternative Closing Borrowing Base”) shall be deemed to be the greater of (i) 100% of the “Borrowing Base” as determined under the Existing ABL Credit Agreement and reflected in the most recently delivered “Borrowing Base Certificate” delivered under the Existing ABL Credit Agreement as of the Closing Date (provided, that, such information shall be provided by Borrowers to Agent and subject to adjustment to reflect new licensing arrangements) and (ii) an amount equal to 70% of the net book value of the US Borrowers’ accounts receivable plus 50% of the net book value of the US Borrowers’ inventory as determined based on the most recently ended fiscal month];

(b)    in the case of the UK Borrowers, the UK Borrowing Base for purposes of the initial UK Loans and Letters of Credit for the account of UK Borrowers made or issued on the Closing Date (the “UK Alternative Closing Borrowing Base”) shall be deemed to be $18,000,000 or such other amount as Agent and Borrowers may agree.

The applicable Alternative Closing Borrowing Base for a Borrower shall only be in effect until the earlier of 60 days after the Closing Date (or such later date as may be agreed by Agent) or the date Agent has received the current third party appraisals and an acceptable draft report or the final report from a current field examination with respect to such Borrower, provided, that, Agent may adjust, in its Permitted Discretion, the applicable Alternative Closing Borrowing Base as to reserves and including only eligible accounts and eligible inventory based on any field examination results at the time that it receives such results and as to the inventory at the time that it receives any appraisal with respect thereto, provided, that, for purposes of the Closing Date, reserves and eligibility of accounts and inventory shall be determined in a manner substantially consistent with the Target’s most recently delivered “Borrowing Base Certificate” under the Existing ABL Credit Agreement, including the application of such reserves and eligibility provided for therein based on the transactions contemplated by the terms of the Commitment Letter.

On and after the receipt by Agent of the field examination results and appraisals as to a Borrower, Revolving Loans and Letters of Credit shall be provided to such Borrower subject to the terms and conditions of the Loan Documents and availability under the applicable Borrowing Base, which will be calculated in a manner consistent with the definition of the terms of the applicable Borrowing Base as set forth above.

There will be no Alternative Closing Borrowing Base for Canadian Borrowers. In the event that Agent has not received a current third party appraisal of the inventory or a final report from the field examinations of the business and collateral of Canadian Borrowers as of the Closing Date, no Revolving Loans or Letters of Credit will be available for Canadian Borrowers until satisfactory appraisals and field examinations with respect to Canadian Borrowers are received.

In the event that Agent has not received a current third party appraisal of the inventory and a final report from the field examinations of the business and collateral of a Borrower prior to the Closing Date, Borrowers shall use commercially reasonable efforts to provide Agent and the field examiners and appraisers sufficient access and information to complete such field examinations and appraisal on or before the 60th day after the Closing Date (or such later date as may be agreed by Agent) and the Lead Arranger and OpCo Holdco each agree to cooperate in good faith to cause such field examinations and appraisals to be completed as soon as practicable. If the Agent has not received such appraisals and final report from the field examinations as to a Borrower on or prior to the 60th day after the Closing Date (or such later date as may be agreed by Agent), availability for such Borrower shall be zero on and after such 60th day (or such later date as may be agreed by Agent) until Agent’s receipt and reasonable opportunity to review the results of such appraisal and final report from the field examination.

The “Existing ABL Credit Agreement” means the Amended and Restated Loan and Security Agreement dated as of December 2, 2011, by and among the Target, certain of its affiliates, Wells Fargo as administrative and collateral agent and the lenders party thereto.

Eligibility and Reserves:

Criteria for determining eligible accounts and eligible inventory will be in accordance with Agent’s customary practices and as appropriate under the circumstances as reasonably determined by Agent pursuant to field examinations and other due diligence. The criteria for eligible accounts and eligible inventory as of the Closing Date for purposes of the US Borrowing Base shall in any event be no more restrictive than the criteria set forth in the Existing ABL Credit Agreement.

Eligible accounts will exclude accounts with respect to which the account debtor either (a) does not have its chief executive office in the United States, Canada, the United Kingdom, Ireland, Mexico or in a Tier 1 Jurisdiction or a Tier 2 Jurisdiction, or (b) is not organized under (i) the laws of the United States or any state thereof, (ii) the laws of Canada or any province thereof, (iii) the laws of England and Wales, Scotland and Northern Ireland, (iv) the laws of Ireland, (v) the laws of Mexico or any state thereof or (vi) the laws of a Tier 1 Jurisdiction or a Tier 2 Jurisdiction, provided, that, in the case of clauses (a) and (b) hereof:

(i)      the aggregate amount of all accounts owing by Tier 1 Account Debtors and Tier 2 Account Debtors that may be included as Eligible Accounts shall not exceed an amount to be determined,

(ii)     the aggregate amount of all accounts owing by Tier 2 Account Debtors that may be included as Eligible Accounts shall not exceed an amount to be determined.

Eligible inventory will include inventory in-transit from outside of the United States to the United States subject to the satisfaction of all other criteria for eligible inventory and a sublimit to be determined.

The criteria for eligible accounts and eligible inventory set forth above does not constitute all of the criteria that will apply to the determination of whether accounts or inventory are eligible.

The right of Agent to establish reserves will be in accordance with its customary practices in the exercise of its Permitted Discretion and as may be applicable under the circumstances based on its field examination and other due diligence to be conducted and for matters that adversely affect the Collateral, its value or the amount that Agent might receive from the sale or other disposition thereof or the ability of Agent to realize thereon, defaults and other matters. The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith and to the extent that such reserve is in respect of amounts that may be payable to third parties Agent may deduct such reserve from the Maximum Credit at any time that such limit is less than the amount of the Borrowing Base. Agent will provide 3 business days’ prior written notice to Borrower Representative of any new categories of reserves that may be established after the closing or changes in methodology for an existing reserve (except after a Default or Event of Default or other events or conditions) and will be available to consult with Borrower Representative in connection with the basis for such new categories of reserves or change in methodology.

Optional Prepayments:	The Revolving Loans may be prepaid in whole or in part from time to time without penalty or premium, but including all breakage or similar costs actually incurred by a Lender.

Mandatory Prepayments:

Borrowers will be required to repay Revolving Loans and provide cash collateral to the extent that Revolving Loans and Letters of Credit exceed the Loan Cap, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs) and in the case of US Borrowers, to the extent that the US Loans and Letters of Credit issued for the accounts of US Borrowers exceed the US Loan Cap, in the case of the Canadian Borrowers, to the extent that the Canadian Loans and Letters of Credit issued for the account of Canadian Borrowers exceed the Canadian Loan Cap, and in the case of the UK Borrowers, to the extent that the UK Loans and Letters of Credit issued for the account of UK Borrowers exceed the UK Loan Cap.

At any time there is a Cash Dominion Event, all proceeds of Collateral shall be applied to the obligations under the Credit Facility.

If a Cash Dominion Event exists, Borrowers will be required to repay obligations under the Credit Facility in amounts equal to 100% of the net proceeds of any issuance of equity securities or from any capital contribution, and 100% of the net proceeds of the issuance or incurrence of debt.

Such mandatory prepayments will not result in a permanent reduction in commitments.

Interest and Fees:	See Schedules 1 and 2 to this Exhibit B and the Fee Letter.

Collateral:

Subject to the Funds Certain Provisions and the limitations set forth below, to secure all obligations of each Loan Party, first priority (subject to certain specified permitted liens), perfected security interests in and liens on, and in the case of UK Borrowers, first ranking fixed and floating charges on, all of such Loan Party’s present and future assets and properties (collectively, the “Collateral”), including the following: (i) all accounts and payment intangibles, (ii) all chattel paper, (iii) all securities accounts and deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein), (iv) all inventory, (v) to the extent evidencing, governing, securing or otherwise related to any of the foregoing and any other Collateral, all documents, general intangibles (including all loans payable by a Loan Party to any other Loan Party), instruments, investment property, (vi) commercial tort claims, letters of credit, supporting obligations and letter of credit rights, in each case relating to any of the foregoing or other Collateral, (vii) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing) and (viii) all proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties, provided, that, the Collateral shall not include the Excluded Assets (as defined below).

Extraordinary receipts constituting proceeds of judgments relating to any of the Collateral, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall also constitute Collateral.

Notwithstanding anything to the contrary contained herein, the Collateral of US Loan Parties shall not include the following (the “Excluded Assets”): (a) shares of any subsidiary that is a “controlled foreign corporation” in excess of sixty-five percent of all of the issued and outstanding shares of capital stock of such subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) to secure the obligations of Borrowers, if a pledge of a greater percentage would result in material adverse tax consequences to the Company, (b) motor vehicles or other equipment subject to a certificate of title statute, (c) leasehold interests in real property, (d) deposit accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (e) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement covering real or personal property, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of a Loan Party in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement, (f) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the U.S. Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a), such intent-to-use trademark application shall be considered Collateral. Proceeds of Excluded Assets shall be deemed Collateral.

As to specific items of Collateral, Agent may determine not to perfect its security interest therein based on the de minimis value thereof relative to the costs of such perfection. The obligations secured may include hedging and bank product obligations of any Loan Party where a Lender or an affiliate of a Lender is a counterparty.

In addition, to the other Collateral described above, the Collateral will include the grant of a security interest in, and the pledge of, all of the equity interests of Super Holdco by its immediate parent company to secure the obligations under the Credit Facility.

Use of Proceeds:	The proceeds of the Revolving Loans under the Credit Facility will be used by Borrowers (a) on the Closing Date, for the Refinancing and after the application of the proceeds of the IPCo First Lien Facility, the IPCo Second Lien Facility, the Mortgage Facility and the Rolled Equity Contribution thereto, for the payment of a portion of the consideration for the Acquisition, (b) to pay costs, expenses and fees in connection with the Credit Facility, the Acquisition and the other Transactions, and (c) on and after the Closing Date, for working capital of Borrowers and their subsidiaries and other general corporate purposes including funding permitted acquisitions and capital expenditures.

Closing Date:	The date on or before December 15, 2018 and on which the conditions set forth in Section 5 of the Commitment Letter and Exhibit C are satisfied or waived (the “Closing Date”).

Term:	The earlier of 5 years from the Closing Date or the date 90 days prior to the maturity date of any other material debt of Loan Parties (the “Maturity Date”).

Documentation:

Definitive loan documentation (collectively, the “Loan Documents”), including, without limitation, a credit agreement, security agreements, pledge agreements, guarantees, control agreements, an agreement with the owners and licensors of intellectual property (and binding on any secured lenders to such owners) allowing an irrevocable, worldwide, non-exclusive license to use, license or sublicense intellectual property without any royalty or other payments (whether or not any license agreement between the owner and licensor and any other person is in default or has been terminated) after default or otherwise in connection with the exercise of the remedies of Agent with respect to the Collateral, lien search results, customary opinion letters of counsel to the Loan Parties, collateral access agreements (Borrowers shall use commercially reasonable efforts to obtain collateral access agreements and agreement with the owners and licensors of intellectual property (and binding on any secured lenders to such owners) but delivery shall not be a condition of closing except in the case of the intercompany license agreement and the license agreement between IPCo and Agent referred to in subsection (b) of Exhibit C it being understood that the Agent shall retain its rights to establish and maintain reserves in respect of amounts which may be due or which may become due and payable under the applicable lease or with respect to the applicable third party arrangement), payoff letters, borrowing base certificate and documents and agreements related to all of the foregoing, each in form and substance reasonably satisfactory to OpCo Holdco, Agent and the initial Lenders, consistent with Documentation Principles.

The Loan Documents will be substantially consistent with (and as to the US Borrowers, in any event no less favorable to the US Borrowers than) the Existing ABL Credit Agreement and other Financing Agreements (as such term is defined in the Existing ABL Credit Agreement), with changes and modifications to reflect and give effect to the Transactions, the security over the Collateral and the arrangements contemplated by any intercreditor agreements, the developments in the business and circumstances of the Loan Parties, the asset-based lending market and documentation to the extent applicable, the terms and conditions set forth in this Term Sheet, changes in law or accounting standards, the changes to the operational practices and procedures of Agent, the results of updated field examinations and other due diligence and subject to other changes as may be agreed by the parties (the “Documentation Principles”).

Representations and Warranties:
Subject to the Certain Funds Provisions, limited to the following, and subject to materiality and other negotiated limitations, in each case as agreed by the parties, the following representations and warranties in respect of OpCo Holdco and its subsidiaries concerning: corporate existence and good standing, power and authority; accuracy of financial information; no material adverse effect; no default; enforceability; necessary consents; insurance; solvency (as of the Closing Date and thereafter); senior debt status; collateral matters (including without limitation, locations of jurisdiction of organization, chief executive office and Collateral, and perfection and priority of Agent’s security interests); ownership of properties and absence of liens other than permitted liens; security documents; filing of tax returns and payment of taxes; absence of material litigation or investigations; compliance with applicable law, regulation, etc. (including without limitation Regulations T, U and X, Investment Company Act, the Patriot Act, environmental laws, FCPA, OFAC and other laws of Canada and the UK and any other applicable jurisdiction); bank and securities accounts; environmental matters; employee and labor matters; material contracts; no restrictions on subsidiaries; intellectual property (including license agreements); OpCo Holdco as holding company; the Acquisition and Acquisition Agreement and related documents; centre of main interests; matters related to Canada and the UK and other applicable non-US law; accuracy of information furnished to Agent; survival and continuing nature of representations and warranties.

Affirmative Covenants:	Limited to the following in respect of OpCo Holdco and its subsidiaries, subject to materiality and other negotiated exceptions, baskets and limitations, affirmative covenants concerning: maintenance of books and records; maintenance of existence; use of proceeds; material contracts, necessary consents, approvals, license and permits; requirements for new locations; compliance with laws; performance of obligations; maintenance of properties in good repair; insurance; Agent’s rights to inspect books and properties (subject to the limitations on field examinations and appraisals at Borrowers’ expense provided below); payment of taxes and claims; delivery of financial statements, financial projections, management letters and other information; notices of defaults, litigation, amendments or waivers to intellectual property licenses and other material events; collateral matters (including without limitation, reporting, notices and appraisal requirements); cash management; lender meetings; additional loan parties; senior debt status; physical inventories; bank products; formation of subsidiaries; material contracts (and including intellectual property licenses); matters related to Canada, UK and other applicable non-US law; and further assurances.

Collateral and Financial Reporting:

The following collateral and financial reporting:

(a)    monthly borrowing base certificates, provided, that, borrowing base certificates shall be delivered weekly at any time an event of default exists, or at any time that Excess Availability is less than the greater of 12.5% of the Loan Cap or $18,750,000 for 5 consecutive days (and in any event, whether as a result of an event of default or the amount of Excess Availability, the delivery of borrowing base certificates on a weekly basis shall continue for not less than four consecutive weeks);

(b)    field examinations and appraisals as Agent may from time to time require, but no more than:

(i)      1 field examination and 1 appraisal in any 12 month period at the expense of Borrowers so long as no Reporting Event has occurred,

(ii)     2 field examinations and 2 appraisals in any 12 month period at the expense of Borrowers at any time on and after a Reporting Event occurs,

(iii)    such other field examinations and appraisals as Agent may request at any time upon the occurrence and during the continuance of an event of default at the expense of Borrowers or at any time at the expense of Agent;

(c)   quarterly financial statements and annual audited financial statements and projections, provided, that Borrowers shall deliver monthly financial statements on and after a Reporting Event;

    (d)   other financial and collateral reports to be agreed.

“Reporting Event” means at any time that Excess Availability is less than the greater of 15.0% of the Loan Cap or $22,500,000 for 5 consecutive days.

“Excess Availability” means the amount equal to (a) the Loan Cap plus Qualified Cash, minus (b) Revolving Loans and Letters of Credit under the Loan Documents.

“Qualified Cash” shall mean unrestricted cash of US Borrowers, Canadian Borrowers and UK Borrowers of up to $10,000,000 that is subject to the valid, enforceable and perfected security interest of Agent in investment accounts or deposit accounts at Agent or another institution reasonably satisfactory to Agent subject to a customary control agreement(s) (which will limit the terms of withdrawal of such funds by Borrowers subject to conditions to be determined) and free and clear of any pledge, security interest, lien, claim or other encumbrance (other than in favor of Agent and the depository bank or securities intermediary where the deposit accounts or investment accounts are maintained for its reasonable and customary fees and charges related to such account), are available for use by Borrower, without condition or restriction (other than in favor of Agent), and for which Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, of the amount of such cash or cash equivalents held in such deposit accounts or investment accounts as of the applicable date of the calculation of the Borrowing Base and the satisfaction of the other conditions herein.

Cash Management:

US Loan Parties shall have establish their cash management system with Wells Fargo (and for certain local deposit accounts, with such other institutions as are reasonably acceptable to Agent) in form and substance reasonably satisfactory to Agent, or to the extent currently established at Wells Fargo shall maintain such cash management system at Wells Fargo, including blocked accounts for collections and the transfer thereof to Agent. Canadian Loan Parties shall establish their cash management system with institutions reasonably acceptable to Agent and in form and substance reasonably satisfactory to Agent. Deposit accounts (other than deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any US Loan Party’s employees) will be subject to control agreements in the case of US Loan Parties and blocked account agreements in the case of Canadian Loan Parties, in each case with the banks at which such accounts are maintained, which shall be in form and substance reasonably acceptable to Agent, provided, that, so long as there is no Cash Dominion Event, amounts deposited in the blocked accounts of US Loan Parties shall be remitted to the operating accounts of US Borrowers and amounts deposited in the blocked accounts of Canadian Loan Parties shall be remitted to the operating accounts of Canadian Borrowers. Funds of US Loan Parties shall be remitted to Agent for application to the obligations of US Loan Parties under the Credit Facility upon a Cash Dominion Event (and thereafter Canadian Loan Parties and UK Loan Parties) and funds of Canadian Loan Parties shall be remitted to Agent for application to the obligations of Canadian Loan Parties under the Credit Facility (and thereafter of UK Loan Parties) upon a Cash Dominion Event. Loan Parties will direct all of their customers and other obligors in respect of Collateral to remit all payments to deposit accounts that, in the case of US Loan Parties, are the subject of control agreements among them, Agent, and the depository bank, in the case of Canadian Loan Parties are subject to blocked account agreements among them, Agent and the depository bank, and in the case of UK Loan Parties are subject to a first ranking pledge, charge and security assignment in favor of Agent, at banks that are reasonably satisfactory to Agent, where the pledge, charge and security assignment has been acknowledged and accepted by such depository bank in an agreement in form and substance reasonably satisfactory to Agent. Amounts deposited in such accounts of the UK Borrowers shall be remitted daily (or with such other frequency as the parties may agree) to such account of Agent as Agent may specify for such purpose.

“Cash Dominion Event” means either (a) Excess Availability is less than the greater of (i) 10.0% of the Loan Cap at any time or (ii) $15,000,000 for 5 consecutive days, or (b) an event of default exists or has occurred and is continuing; provided, that,

(i)     to the extent that the Cash Dominion Event has occurred due to clause (a) of this definition, if Excess Availability shall be equal to or greater than the applicable amount for at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than the amount in clause (a) of this definition, and

(ii)   to the extent that the Cash Dominion Event has occurred due to clause (b) of this definition, if such event of default is cured or waived or otherwise no longer exists for a period of at least 30 consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing.

Financial Covenants:

Minimum Fixed Charge Coverage Ratio of OpCo Holdco and its subsidiaries of 1.00 to 1.00 as of the end of each fiscal month, based on the 12 immediately preceding months for which Agent has received financial statements (or such other period or periods as Agent and OpCo Holdco may agree) provided, that, compliance with such financial covenant shall only be required during a Compliance Period, in which case such financial covenant shall be tested as of the last day of the then most recently completed fiscal month for which financial statements have been delivered and for each month end thereafter until the Compliance Period ends. The definitions used for purposes of the Fixed Charge Coverage Ratio are to be agreed by the parties, provided, that, the Fixed Charge Coverage Ratio shall be defined as the ratio of (A) Consolidated Adjusted EBITDA of OpCo Holdco and its subsidiaries less capital expenditures and less taxes paid in cash to (B) fixed charges comprised of interest expense, required principal repayment of indebtedness and restricted payments.

“Compliance Period” means at any time Excess Availability is less than the greater of (a) 10.0% of the Loan Cap or (b) $15,000,000 and shall continue for the period until Excess Availability has been greater than such amount for a period of at least 30 consecutive days.

For purposes of determining compliance with the Fixed Charge Coverage Ratio, any cash equity contribution (which shall be for common equity or other equity reasonably acceptable to Agent) made to OpCo after the beginning of any fiscal month and prior to the day that is ten business days after the day on which financial statements are required to be delivered for such fiscal month will, at the election of OpCo Holdco upon written notice to Agent, be included in the calculation of EBITDA (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”), provided that, (i) no Lender shall be required to make any extension of credit during the ten business day period referred to above unless a Borrower has received the proceeds of such Specified Equity Contribution, (ii) in each four fiscal quarter period, there shall be a period of two fiscal quarters in which no Specified Equity Contribution is made and only four Specified Equity Contributions may be made during the term of the Credit Facility, (iii) the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause Borrowers to be in pro forma compliance with the Fixed Charge Coverage Ratio specified above, (iv) all Specified Equity Contributions shall be disregarded for purposes of determining any pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the Credit Facility, and (v) no Specified Equity Contribution shall result in any reduction in indebtedness for purposes of calculating compliance with any financial covenant (except that to the extent that the proceeds of a Specified Equity Contribution are applied to repay indebtedness, such indebtedness shall be reduced for periods subsequent to the initial period in respect of which the Specified Equity Contribution was made).

Negative Covenants:

Limited to the following in respect of OpCo Holdco and its subsidiaries, subject to materiality and other negotiated exceptions and limitations, in each case as agreed by the parties, the following: limitations on: dividends, distributions, redemptions and repurchases of capital stock; incurrence of debt (including capital leases) and guarantees; repurchases or prepayment of subordinated debt or junior lien debt or optional repurchases, prepayments or other optional payments in respect of other debt; creation or suffering of liens; loans, investments and acquisitions; affiliate transactions; changes in the conduct of business from the business as conducted at closing, fiscal year or accounting practices; asset sales, mergers, consolidations and other fundamental changes; restrictions affecting subsidiaries; limitation on amendment of organizational documents and certain material agreements; Holdings as holding company; centre of main interests; matters related to Canadian, UK, German, Australian and other applicable non-US law.

The negative covenant on (i) restricted payments will expressly allow cash distributions in respect of equity interests of OpCo Holdco, so long as on the date of any such distributions and after giving effect thereto, each of the Payment Conditions is satisfied and (ii) indebtedness will expressly allow indebtedness between the OpCo Silo and IPCo Silo on terms and conditions to be agreed and (iii) investments will expressly allow cash investments between OpCo Silo and IPCo Silo, so long as to any such investments and after giving effect thereto, each of the Payment Conditions is satisfied.

For avoidance of doubt, the negative covenants will permit the payment of employee cash retention awards (whether directly by OpCo or by way of restricted payments to a parent entity or otherwise) in accordance with the terms thereof that were converted from performance-based restricted stock awards in effect immediately prior to the Closing Date.

The negative covenant governing acquisitions will expressly allow an acquisition, provided, that, (i) except as the parties may otherwise agree, as to any such acquisition, and after giving effect thereto, each of the Payment Conditions is satisfied, (ii) the acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrowers are engaged in, (iii) the board of directors (or other comparable governing body) of the person to be acquired shall have duly approved such acquisition and such person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law, (iv) Agent shall have received prior notice and other information related to such transactions in a manner and on terms to be mutually agreed and (v) the consideration for acquisitions of persons that are not required to be Loan Parties shall be subject to a limit to be agreed.

The negative covenant governing investments, other than permitted acquisitions, will expressly allow an investment using cash or cash equivalents, so long as, with respect to any such investment, and after giving effect thereto, each of the Payment Conditions is satisfied.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment the following:

(a)    as of the date of any such transaction or payment, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing,

(b)    either:

(i)        (A) the Excess Availability for the immediately preceding 30 consecutive day period shall have been not less than the greater of 15.0% of the Loan Cap or $22,500,000, or in the case of a permitted acquisition or investment, not less than the greater of 12.5% of the Loan Cap or $18,750,000, (B) after giving effect to any such transaction or payment, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Bases, in each case immediately prior to any such transaction or payment, the Excess Availability shall be not less than the greater of such amounts, as applicable, and (C) the Fixed Charge Coverage Ratio, on a pro forma basis, after giving effect to the transaction or payment based on the most recent financial statement received by Agent prior to the date thereof for the 12 month period prior thereto, shall be not less than 1.00 to 1.00; or

(ii)      (A) the Excess Availability for the immediately preceding 30 consecutive day period shall have been not less than the greater of 17.5% of the Loan Cap or $26,250,000, or in the case of a permitted acquisition or investment, not less than the greater of 15.0% of the Loan Cap or $22,500,000, and (B) after giving effect to any such transaction or payment, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Bases immediately prior to any such transaction or payment, the Excess Availability shall be not less than the greater of such amounts, provided, that, notwithstanding anything to the contrary contained herein, for purposes of this clause (b), the calculation of Excess Availability shall be without regard to the increase in the applicable advances rates during a Seasonal Advance Period.

(c)    either:

(i)        the ratio of total consolidated indebtedness (defined to include debt for borrowed money, capitalized lease obligations and drawn but unreimbursed letters of credit) to Consolidated Adjusted EBITDA (as defined in Annex 2 hereto) of OpCo Holdco and its subsidiaries, shall be, on a pro forma basis, after giving effect to the transaction or payment based on the most recent financial statement received by Agent prior to the date thereof for the 12 month period prior thereto, shall not be greater than 4.00 to 1.00;

(ii)      (A) the Excess Availability for the immediately preceding 180 consecutive day period shall have been not less than the greater of 25.0% of the Loan Cap or $37,500,000, or in the case of a permitted acquisition or investment, not less than the greater of 22.5% of the Loan Cap or $33,750,000, and (B) after giving effect to any such transaction or payment, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Bases, in each case immediately prior to any such transaction or payment, the Excess Availability shall be not less than the greater of such amounts, as applicable; or

(iii)    for any such transaction consummated or payment made on or after the third anniversary of the Closing Date, the Fixed Charge Coverage Ratio, on a pro forma basis, after giving effect to the transaction or payment based on the most recent financial statement received by Agent prior to the date thereof for the 12 month period prior thereto, shall be not less than 2.00 to 1.00;

(d)   Agent shall have received prior notice and other information related to such transactions in a manner and on terms to be agreed, including a certificate of an authorized officer of Borrowers certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.

Events of Default:	Limited to the following, subject to cure periods to be agreed, materiality and other negotiated limitations, in each case as agreed by the parties: payment and performance defaults under any of the Loan Documents, cross-defaults to other material indebtedness, cross-defaults to the IPCo First Lien Facility and the IPCo Second Lien Facility, Mortgage Facility, breach or defaults under intellectual property licenses or other material contracts, breach of representations and warranties, insolvency, voluntary and involuntary bankruptcy, judgments and attachments in excess of an amount to be agreed (or not subject to stay), revocation of any guaranty, dissolution, change in control, impairment of a material portion of the security, ERISA, actual or asserted invalidity or unenforceability of any Loan Documents or liens securing obligations under the Loan Documents, invalidity of subordination or intercreditor provisions, material uninsured loss, injunction or court or other governmental order preventing continuing conduct of all or any material part of the business affairs of the Loan Parties, or suspension or termination of all or a substantial portion of its business.

Conditions Precedent to All Borrowings:
Subject, on the Closing Date, to the Certain Funds Provision, the conditions to all Revolving Loans and Letters of Credit will consist of (a) prior written notice of the request for the Loan or Letter of Credit in accordance with the procedures set out in the Loan Documents, (b) the accuracy of representations and warranties in the Loan Documents in all material respects (except where qualified by materiality, then just the accuracy thereof), (c) the absence of any default or event of default at the time of, and after giving effect to the making of the Loan or the issuance (or amendment or extension) of the Letter of Credit, (d) after giving effect to the requested Loan or Letter of Credit, (i) the outstanding US Loans and Letters of Credit issued for the account of US Borrowers will not exceed the US Loan Cap, (ii) the outstanding Canadian Loans and Letters of Credit issued for the account of Canadian Borrowers will not exceed the Canadian Loan Cap, (iii) the outstanding UK Loans will not exceed the UK Loan Cap and (iv) the outstanding Loans and Letters of Credit will not exceed the lesser of the Borrowing Bases or the Maximum Credit.
Conditions Precedent to Initial Borrowings:
The conditions precedent to the initial borrowings under the Credit Facility will consist solely of those conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit C to the Commitment Letter.
Assignments and Participations:
Each Lender will be permitted to make assignments of its interest in the Credit Facility in a minimum amount equal to $5,000,000 to other financial institutions (other than Disqualified Lenders) approved by Agent, Swing Line Lender, Issuing Banks, and OpCo Holdco, which approval of OpCo Holdco shall not be unreasonably withheld, conditioned or delayed; provided, that, (a) the approval of OpCo Holdco shall not be required at any time that an event of default exists or has occurred and is continuing, and (b) the approval of OpCo Holdco shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, to any Approved Fund (as such term will be defined in the Loan Documents), or for any participation. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, or any holder of any subordinated debt of a Loan Party.

Amendments and Waivers:

Amendments, waivers and consents with respect to the provisions of the Loan Documents will require the approval of Agent and the Required Lenders, provided that, in addition to the approval of Required Lenders, (a) the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (i) increases in the commitment of such Lender, (ii) reductions of principal, interest or fees (provided that a waiver of default interest, default or event of default shall not constitute a reduction of interest for this purpose), (iii) extensions of final maturity or the due date of any interest, fee or other payments, and (iv) changes to the order of application of funds and (b) the consent of all Lenders will be required with respect to: (i) modifications of the pro rata sharing requirements of the Loan Documents, (ii) modification of the voting percentage or change in the definition of “Required Lenders”, “Supermajority Lenders” or any other provisions specifying the number of Lenders or portion of the Revolving Loans or commitments required to take any action under the Loan Documents, (iii) permitting any Borrower to assign its rights under the Loan Documents, (iv) releases of all or substantially all of the value of the Collateral or guarantees (other than in connection with transactions permitted pursuant to the Loan Documents), (v) subordination of the lien on Collateral in favor of Agent (other than with respect to certain permitted liens to be agreed) or subordination of the payment of the obligations in respect of the Credit Facility and (vi) increases in the percentages applied to eligible assets in the Borrowing Base. Modifications to the Borrowing Base or any components thereof which would result in an increase in the amount of the Borrowing Base (but exclusive of the right of the Agent to add, increase, eliminate or reduce the amount of reserves or to exercise other discretion it may have pursuant to such provisions) may be subject to the approval of the Supermajority Lenders. Matters affecting Agent, the Swing Line Lender, or an Issuing Bank will require the approval of such party.

“Required Lenders” means those non-defaulting Lenders who collectively hold more than 50% of the total commitments or exposure under the Credit Facility, provided, that, at any time that there are 2 or more unaffiliated Lenders, “Required Lenders” must include at least 2 unaffiliated Lenders.

“Supermajority Lenders” means those non-defaulting Lenders holding more than 66 2/3% of total commitments or exposure under the Credit Facility provided, that, at any time that there are two (2) or more unaffiliated Lenders, “Supermajority Lenders” must include at least two (2) unaffiliated Lenders.

The Loan Documents shall contain customary provisions for replacing defaulting Lenders, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders adversely affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Credit Facility shall have consented thereto.

Cost and Yield Protections:	Customary for facilities and transactions of this type, including customary tax gross-up provisions and including provisions relating to Dodd-Frank, Basel III and FATCA.

Governing Law:	New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (other than certain security documents that will be governed by local law as applicable or as the parties may otherwise agree); provided that the interpretation of the term “Target Material Adverse Effect” shall be governed by the laws that govern the terms of the Acquisition Agreement.

Expenses, Waivers and Indemnity:

The Loan Parties will pay all of the reasonable and documented out-of-pocket costs and expenses and customary administrative charges incurred by Agent and Wells Fargo (in its capacity as Lead Arranger, Swing Line Lender and Issuing Bank), including, without limitation, reasonable legal costs and expenses, filing and search charges, recording taxes, appraisals, and field examination charges and expenses, provided, that, legal fees shall be limited to the reasonable fees of one counsel for Agent and, in addition, one local counsel in each appropriate jurisdiction and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction, and in the case of the enforcement, collection or protection of the rights of Lenders, in addition, one counsel for Lenders, and in addition, Loan Parties will pay a charge at the then standard rate of Agent per person per day for the examiners of Agent in the field and in the office, which as of the date hereof is $1,000 per person per day, plus other out-of-pocket expenses.

Waivers to include, but not be limited to a waiver by Agent, Lenders and each Loan Party of its rights to jury trial; waiver by each Loan Party of claims for special, punitive, exemplary, indirect or consequential damages in respect any breach or alleged breach by Agent, Arranger, Issuing Bank or any Lender of any of the Loan Documents.

Loan Parties shall indemnify and hold harmless Agent, Lead Arranger, Lenders and Issuing Bank and their respective directors, officers, agent, representatives and employees from and against all losses, claims, damages, expenses, or liabilities including, but not limited to, reasonable and documented legal or other expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the Credit Facility or the relationship between Agent, Lead Arranger, any Lender or Issuing Bank and any Loan Party (provided, that, the obligation to reimburse any indemnified person for legal fees and expenses shall be limited to legal fees and expenses of one firm of counsel for all such indemnified persons and one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest as determined by the affected indemnified person, one counsel for such affected indemnified person), except that the foregoing indemnity will not, as to any Indemnified Person, apply to costs, expenses or liabilities to the extent they (a) are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such indemnified person or (ii) a breach in any material respect of the material obligations of such indemnified person under the Commitment Letter, the Fee Letter or the Loan Documents or (b) relate to any claim, litigation, investigation or proceeding between or among indemnified persons other than claims against Agent, Lead Arranger or Lenders or their respective affiliates, in each case in their respective capacities or in fulfilling their respective roles as the agent or arranger or any other similar role under the Credit Facility as the case may be (excluding their role as a Lender) to the extent such persons are otherwise entitled to indemnification.

Each term used but not defined in this Exhibit B shall have the meaning assigned to such term in the Commitment Letter, dated of even date herewith, from Wells Fargo to Holdings to which this Exhibit B is attached.

This Summary of Principal Terms and Conditions for the Credit Facility is not meant to be, nor shall it be construed as an attempt to describe all of the terms of the documentation, or the specific phrasing for, the provisions of the documentation. Rather, it is intended only to outline certain material terms to be included in the Loan Documents, provided, that the Loan Documents will not contain any conditions precedent to the initial borrowings under the Credit Facility other than those set forth in Section 5 of the Commitment Letter and in Exhibit C to the Commitment Letter. All references to Wells Fargo in this Term Sheet include its successors and assigns and Wells Fargo may designate one of its affiliates or branches to act in its place in any of the roles for which Wells Fargo is specified in the Term Sheet.

SCHEDULE 1
TO
EXHIBIT B TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options:

Borrowers may elect that

(a)    US Loans shall bear interest at (i) the US Base Rate plus the Applicable Margin or (ii) the LIBOR Rate plus the Applicable Margin;

(b)   Canadian Loans (i) denominated in Canadian Dollars shall bear interest at (A) the Canadian Base Rate plus the Applicable Margin or (B) the Canadian BA Rate plus the Applicable Margin and (ii) denominated in US Dollars shall bear interest at (A) the US Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin;

(c)    UK Loans shall bear interest at (i) the UK Base Rate plus the Applicable Margin or (ii) the LIBOR Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means with respect to Revolving Loans a percentage determined in accordance with the pricing grid attached hereto as Schedule 2 to Exhibit B to the Commitment Letter.

“Canadian BA Rate” means the CDOR Rate.

“Canadian Base Rate” means, for any day, a rate per annum equal to the greater of (a) the CDOR Rate existing on such day (which rate shall be calculated based upon an Interest Period of one (1) month), plus one (1) percentage point, and (b) the “prime rate” for Canadian Dollar commercial loans made in Canada as reported by Thomson Reuters under Reuters Instrument Code <CAPRIME=> on the “CA Prime Rate (Domestic Interest Rate) – Composite Display” page (or any successor page or such other commercially available service or source (including the Canadian Dollar “prime rate” announced by a Schedule I bank under the Bank Act (Canada)) as Agent may designate from time to time). Each determination of the Canadian Base Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

“CDOR Rate” means the average rate per annum as reported on the Reuters Screen CDOR Page (or any successor page or such other page or commercially available service displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as Agent may designate from time to time, or if no such substitute service is available, the rate quoted by a Schedule I bank under the Bank Act (Canada) selected by Agent at which such bank is offering to purchase Canadian Dollar bankers’ acceptances) as of 10:00 a.m. Eastern (Toronto) time on the date of commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the Canadian BA Rate Loan requested (whether as an initial Canadian BA Rate Loan or as a continuation of a Canadian BA Rate Loan or as a conversion of a Canadian Base Rate Loan to a Canadian BA Rate Loan) by a Borrower (and, if any such reported rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of the CDOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or in any case, any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested interest period (or in the case of UK Loans denominated in Pounds Sterling, the Business Day of the commencement), for a term, and in an amount, and in the currency, comparable to the interest period and the amount and currency of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a US Base Rate Loan or UK Base Rate Loan, as applicable, to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this clause shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate shall be available for interest periods of one, two, three or six months.

“UK Base Rate” means, as to any day, the rate per annum as published by ICE Benchmark Administration Limited (or in any case, any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time for 30 day LIBOR for the relevant currency on such day, and, in any such case, if the applicable rate is less than zero, such rate shall be deemed to be zero.

“US Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an interest period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding LIBOR Rate Loans and Canadian BA Rate Loans and minimum amounts of each LIBOR Rate Loan and Canadian BA Rate Loan.

Unused Line Fee:	US Borrowers shall pay to Agent an unused line fee calculated at 0.250% per annum multiplied by the difference between the US Loan Limit and the average daily outstanding US Loans and Letters of Credit issued for the account of US Borrowers, Canadian Borrowers shall pay to Agent an unused line fee calculated at 0.250% per annum multiplied by the difference between the Canadian Loan Limit and the average daily outstanding Canadian Loans and Letters of Credit issued for the account of Canadian Borrowers, and UK Borrowers shall pay to Agent an unused line fee calculated at 0.250% per annum multiplied by the difference between the UK Loan Limit and the average daily outstanding UK Loans and Letters of Credit issued for the account of UK Borrowers, in each case during the immediately preceding month and payable monthly in arrears. Swing Line Loans will not be considered in the calculation of the unused line fee.

Letter of Credit Fees:	Borrowers shall pay to Agent, for the account of Lenders (to the extent and in accordance with the arrangements by and among Lenders), on the daily outstanding balance of Letters of Credit, a letter of credit fee which shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Rate Loans in the case of letters of credit denominated in US Dollars, the Applicable Margin for Canadian BA Rate Loans in the case of letters of credit denominated in Canadian Dollars, and the Applicable Margin for LIBOR Rate Loans for letters of credit denominated in Pounds Sterling or Euros, in each case, times the daily outstanding balance of the undrawn amount of all outstanding Letters of Credit, payable monthly in arrears. In addition, Borrowers shall pay customary issuance, arranging and other fees of the Issuing Bank.

Default Rate:	Following the occurrence and during the continuance of an event of default, at the election of the Required Lenders, the applicable rates of interest and rate for letter of credit fees shall be increased by 2% per annum above the otherwise then applicable rates. At the election of the Required Lenders, such increased rate shall also be applicable to Revolving Loans and Letters of Credit outstanding in excess of the Borrowing Base, whether or not such excess(es) are permitted by Agent or any Lender at any time.

Rate and Fee Basis; Payment Dates:
All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year (or 365 or 366 days, as the case may be, in the case of Revolving Loans for which the US Base Rate is used or in the case of Revolving Loans denominated in Pounds Sterling or Euros). In the case of Revolving Loans for which the LIBOR Rate or the Canadian BA Rate is used, interest is payable on the last day of each relevant interest period or in the case of an interest period longer than 3 months, then within 3 months, in arrears, and in the case of Revolving Loans for which the US Base Rate, UK Base Rate or Canadian Base Rate is used, interest is payable monthly in arrears.

SCHEDULE 2
TO
EXHIBIT B TO COMMITMENT LETTER

Tier	Quarterly Average Excess Availability	Applicable LIBOR Rate and UK Base Rate Margin	Applicable Base Rate Margin	Applicable Canadian BA Rate
1	Greater than 65% of the Maximum Credit	1.25%	0.25%	1.25%
2	Less than or equal to 65% of the Maximum Credit and greater than 35% of the Maximum Credit	1.50%	0.50%	1.50%
3	Less than or equal to 35% of the Maximum Credit	1.75%	0.75%	1.75%

The Applicable Margin for the interest rates for the Credit Facility shall be the applicable percentage calculated based on the percentage set forth in Tier 3 of the chart above until the last day of the third full month after the Closing Date. The interest rates will be adjusted every three months thereafter based on the chart above.

The Applicable Margin shall be calculated and established once every three months, effective as of the first day of such three month period and shall remain in effect until adjusted thereafter at the end of the such three month period.

“Applicable Margin” means (a) as to Revolving Loans for which interest is calculated based on the US Base Rate, the UK Base Rate or the Canadian Base Rate, the Applicable Base Rate Margin set forth above, (b) as to Revolving Loans for which interest is calculated based on LIBOR, the Applicable LIBOR Margin set forth above, (c) as to Revolving Loans for which interest is calculated based on the Canadian BA Rate, the Applicable Canadian BA Rate Margin set forth above, in each case determined if the Quarterly Average Excess Availability for the immediately preceding three month period is at or within the amounts indicated for such percentage as of the last day of the immediately preceding three month period, provided, that, the Applicable Margin shall be increased by 25 basis points for each level in the chart above and for each category of loan during the Seasonal Advance Period.

The term “Quarterly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the Excess Availability for the immediately preceding three month period as calculated by Agent.

Annex 1
to
Exhibit B
to
Commitment Letter

Specified Terms of IPCo License Agreements

1.       Intercompany License. The terms of the intercompany license agreement between OpCo and its subsidiaries, as licensees and IPCo and the IPCo subsidiaries as licensors (the “Intercompany License”) shall include:

(a)	Grant. IPCo and IPCo subsidiaries will grant OpCo and its subsidiaries the exclusive right to use the IP Assets owned or licensed (other than (i) rights under inbound licenses which are currently licensed to Target or its subsidiaries and which shall be licensed directly to OpCo and its subsidiaries by the applicable third party owner and licensor and in which IPCo and IPCo Subsidiaries shall have no interest or (ii) to the extent that the exclusivity of the license granted by IPCo and its subsidiaries to OpCo and its subsidiaries as to any specific intellectual property would prevent the use of such intellectual property by an existing licensee of it in breach of the existing license agreement of such licensee with Target or its subsidiaries, in which case the license from IPCo and its subsidiaries to OpCo and its subsidiaries shall be non-exclusive to the extent it would not result in such breach) by IPCo and IPCo Subsidiaries (“IPCo IP”) as such IPCo IP was used by the Target or its subsidiaries in the operation of its wholesale and retail businesses immediately prior to date of the Commitment Letter (including with respect to categories, channels, and geographies).

(b)	Term. The Intercompany License will have a duration of six (6) years.

(c)	Royalty. OpCo will pay IPCo an annual license fee of $20,000,000 unless OpCo has not undergone a “change of control” (as defined at the end of this clause (c)), in which case the annual license fee shall be $10,000,000. The annual license fee will be paid by OpCo in quarterly installments in advance. For purposes of the Intercompany License, a “change of control” shall mean an event or series of events by which (i) Sponsor and Sponsor-Related Investors, shall collectively cease to own and control legally and beneficially, either directly or indirectly, more than 50% (on a fully diluted basis) of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo; (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of OpCo Holdco cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (iii) either (A) (1) Super HoldCo fails at any time to own directly 100% of the equity interests of OpCo HoldCo and (2) (x) Super HoldCo owns directly less than 100% but more than 50% of the equity interests of OpCo HoldCo or (y) Super HoldCo owns and controls legally and beneficially directly less than 100% but more than 50% (on a fully diluted basis) of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo, and, in each case, at such time, OpCo HoldCo has not provided a Guaranty of the obligations under the IPCo First Lien Facility and IPCo Second Lien Facility on the same terms and conditions as the Guaranty provided by the other Guarantors of the obligations under such credit facilities, or (B) Super HoldCo owns directly less than 50.1% of the equity interests of OpCo HoldCo or Super HoldCo owns and controls legally and beneficially directly less than 50.1% of the issued and outstanding equity interests of OpCo HoldCo with ordinary voting power entitled to vote for members of the board of directors or equivalent governing body of OpCo HoldCo; or (iv) any “change in control” or similar event as defined in any document governing material indebtedness (to be defined in the Credit Facility (and reasonably agreed to by the agent under the IPCo First Lien Facility) of OpCo HoldCo or any of its subsidiaries; or (v) OpCo HoldCo fails at any time to own directly 100% of the equity interests of OpCo.

(d)	Sell-off rights. The Intercompany License will provide for sell-off rights on default or termination in a manner and on terms reasonably satisfactory to Agent.

(e)	Termination. The Intercompany License will (x) provide IPCo and IPCo Subsidiaries with customary termination rights (including for a sale of all or substantially all of OpCo’s assets or a breach of the Intercompany License by OpCo), and (y) provide for the right by OpCo and its subsidiaries to assume and use the intellectual property subject to such Intercompany License in the event of a bankruptcy of OPCo or its subsidiaries without the consent of the licensors but only to the extent any existing defaults thereunder are cured.

(f)	Other Material Terms. With respect to terms of the Intercompany License not specifically addressed in items (a) through (e) above, the Intercompany License shall contain such other terms as are reasonably acceptable to the Agent and the agent under the IPCo First Lien Facility (including with respect to breach, cure periods for certain events of default (to be mutually agreed by the Agent and the agent under the IPCo First Lien Facility0, renewal, amendment, assignment, reporting, advertising approval, and indemnities).

2.       Non-Exclusive License Granted by IPCo to Agent. A license agreement by and among Agent, IPCo, IPCo subsidiaries and the agents under the IPCo First Lien Facility and IPCo Second Lien Facility shall provide that IPCo and IPCO Subsidiaries each grants to Agent an irrevocable, worldwide, non-exclusive license to use, license or sublicense intellectual property without any royalty or other payments (whether or not the Intercompany License is in default or has been terminated) after default under the Credit Facility or otherwise in connection with the enforcement and exercise of the remedies of Agent with respect to the Collateral in each case, until the obligations under the ABL Facility (other than contingent indemnification obligations and unasserted expense reimbursement obligations that expressly survive the termination or repayment in full of the Credit Facility) have been in paid in full in cash.

3.       Existing Outbound Licenses. Separate and apart from the Intercompany License, if (a) an outbound license agreement (an “Existing Outbound License”) between a third party licensee, on the one hand, and PEI Licensing, Inc., Perry Ellis International Group Holdings Limited, or any of their subsidiaries (“IP Subs”), on the other hand, existing as of the date of the Commitment Letter is amended or terminated following the date of the Commitment Letter and (b) following such amendment or termination OpCo or any of its subsidiaries performs any of the activities that were performed by such third party licensee of such Existing Outbound License in respect of such Existing Outbound License prior to such amendment or termination, then to the extent OpCo or its subsidiaries obtains the same or similar rights and benefits of such third party licensee under such Existing Outbound License, OpCo or such subsidiaries shall, in addition to the annual license fee set forth in clause (c) above, pay IPCo a license fee equal to the license fee (as such license fee may be adjusted to reflect the proportional rights and benefits obtained by OpCo or its subsidiaries under such Existing Outbound License, as reasonably determined by IPCo and the First Lien Agent) that the IP Sub would have received from such third party licensee with respect to such Existing Outbound License, if such Existing Outbound License Agreement was not amended or terminated.

Annex 2
to
Exhibit B
to
Commitment Letter

Consolidated EBITDA

“Consolidated EBITDA” shall mean, as to any person, with respect to any applicable measurement period, an amount equal to the following items of such person (together with its subsidiaries):

(a)	consolidated net income (or loss) in accordance with GAAP for such period, plus (in each case, without duplication, the following to the extent deducted in calculated consolidated net income for such period), plus

(b)	depreciation and amortization expense for such period, all in accordance with GAAP, plus

(c)	any cash or non-cash interest expense for such period, to the extent treated as interest in accordance with GAAP, plus

(d)	provision for taxes based on income, profits or capital, including for federal, state, franchise, local and foreign and similar taxes, in each case, for such period, plus

(e)	extraordinary or non-recurring charges, expenses or losses in an aggregate amount not to exceed, together with any amounts added back pursuant to clause (h) below, 10% of Consolidated EBITDA for the applicable measurement period (calculated prior to giving effect to such addbacks described in this clause (e) and clause (h) below for such period), plus

(f)	(i) fees, costs and expenses in connection with the Transactions and (ii) transaction fees, costs and expenses incurred in connection with any acquisitions, dispositions and other non-recurring transactions (whether or not consummated) permitted under the definitive Credit Documentation in an aggregate amount not to exceed an amount to be agreed for such period, plus

(g)	non-cash charges, expenses or losses (including, without limitation, any non-cash stock based compensation expense for such period and the effects of purchase accounting related to the Transactions) which do not represent a cash item in such period or any future period, plus

(h)	expenses, costs and charges related to personnel relocation, restructuring, redundancy, severance, termination, settlement or judgment and one-time compensation charges, including charges and expenses attributable to abandoned, closed, disposed or discontinued operations or related to the disposal of disposed, abandoned, closed or discontinued operations in an aggregate amount not to exceed, together with any amounts added back pursuant to clause (e) above, 10% of Consolidated EBITDA for the applicable measurement period (calculated prior to giving effect to such addbacks described in this clause (h) and clause (e) above for such period), minus

(i)	customary income, credit and gain items corresponding to those referred to in clauses (d), (e) and (g) above and any other customary items, minus

(j)	all non-cash income or gains for such period, minus

(k)	federal, state, local and foreign income tax credits during such period, minus

(l)	all extraordinary or non-recurring gains during such period, excluding any non-cash gain to the extent that it represents the reversal of an accrual or reserve for a potential cash item that reduces Consolidated EBITDA in any prior period, minus

(m)	the net income of any subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such subsidiary during such measurement period, minus

(n)	any income (or loss) for such measurement period of any person if such person is not a subsidiary.

EXHIBIT C
TO
COMMITMENT LETTER

Conditions Precedent to Initial Borrowings under Credit Facility

The conditions precedent to the initial borrowings under the Credit Facility will consist of the conditions precedent set forth in Section 5 of the Commitment Letter, the Conditions Precedent to All Borrowings and the following conditions precedent:

(a)	The Acquisition shall have been, or, substantially concurrently with the initial borrowing under the Credit Facility, shall be consummated in accordance with the terms of the Acquisition Agreement (as amended or otherwise modified from time to time, to the extent such amendments or modifications are not materially adverse to the interests of the Lenders (it being understood that (i) any decrease in the purchase price by not more than 10% of the aggregate purchase price shall not be materially adverse to the interests of the Lenders so long as, such decrease is allocated to reduce the IPCo First Lien Facility, the IPCo Second Lien Facility and the Mortgage Facility on a pro rata, dollar-for-dollar basis, (ii) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by amounts permitted to be drawn under the Credit Facility or other sources of funds available to the Sponsor, and (iii) any change to the definition of “Material Adverse Effect” contained in the Acquisition Agreement or any waiver of the conditions precedent set forth in the Acquisition Agreement regarding the absence of a “Material Adverse Effect”, without the consent of Lead Arranger, shall be deemed to be material and adverse to the interests of the Lenders), except as consented to by Lead Arranger and otherwise in compliance with material applicable law.

(b)	The Rolled Equity Contribution shall have been or, substantially concurrently with the initial borrowing under the Credit Facility, shall be consummated and the IPCo First Lien Facility, the IPCo Second Lien Facility and the Mortgage Facility shall each have been or, substantially concurrently with the initial borrowing under the Credit Facility, shall each be, consummated, and the proceeds shall have been used to pay all or a portion of the cash consideration for the Acquisition and related fees, costs and expenses and OpCo shall have entered into an intercompany licensing agreement with IPCo and IPCo subsidiaries and IPCo, IPCo subsidiaries and the agent under the IPCo Credit Facilities shall have entered into a license agreement with Agent, in each case with respect to the IPCo IP, on the terms and conditions as provided on Annex 1 to Exhibit B hereto. The Refinancing shall have been, or, substantially concurrently with the initial borrowing under the Credit Facility, shall be consummated.

(c)	Subject in all cases to the Certain Funds Provisions, execution and delivery of all Loan Documents by the Loan Parties and other parties thereto, as applicable, and including: (i) customary legal opinions, (ii) customary evidence of authority from each Loan Party, (iii) customary officer’s certificates from each Loan Party, (iv) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of each Loan Party, (v) UCC financing statements for each Loan Party, (vi) evidence of insurance coverage and lender’s loss payable endorsements as to casualty and business interruption insurance, and (vii) security and pledge agreements consistent with the Term Sheet. Subject in all cases to the Certain Funds Provision, Agent, for the benefit of itself, Lenders, Issuing Bank and bank product providers, shall hold perfected, first priority security interests in and liens upon, the Collateral (subject to certain specified permitted liens), and none of the Collateral shall be subject to any other pledges, security interests, mortgages or assignments as security, except for liens permitted under the Loan Documents.

(d)

In the event that the Alternative Borrowing Base is in effect, the maximum amount of the Loans made on the Closing Date shall not exceed $145,000,000 (which amount excludes up to $10.2 million of letters of credit deemed issued and outstanding under the Credit Facility) and opening Excess Availability at closing (after the application of proceeds of the initial funding under the Credit Facility and/or issuance of initial Letters of Credit under the Credit Facility and after payment of all fees and expenses of the Transactions payable on the Closing Date), shall be not less than 17.5% of the Loan Cap. In the event that the Borrowing Base is in effect, opening Excess Availability at closing (after the application of proceeds of the initial funding under the Credit Facility and/or issuance of initial Letters of Credit under the Credit Facility and after payment of all fees and expenses of the Transactions payable on the Closing Date), shall be not less than the amount determined by the applicable percentage of the Loan Cap set forth below based on the month in which the Closing Date occurs:

Month in which Closing Date Occurs	Excess Availability equal to Percentage of Loan Cap Required
July 2018	26.2%
August 2018	28.0%
September 2018	21.8%
October 2018	21.8%
November 2018	17.5%
December 2018	20.7%

In the case of the US Borrowing Base, the calculation shall be based substantially on the method of calculation under the Existing ABL Credit Agreement. Agent shall have received an update of the Borrowing Base consistent with Agent’s customary procedures and practices so as to obtain current results which shall reflect the Borrowing Bases or alternatively, the Alternative Closing Borrowing Base, as the case may be.

(e)	Lead Arranger shall have received at least 15 business days prior to the Closing Date all documentation and information as is reasonably requested by an Arranger or Agent that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and including satisfactory internal regulatory compliance review for FDPA in each case to the extent requested in writing at least 20 business days prior to the Closing Date.

(f)	Lead Arranger shall have received (i) projected balance sheets, income statements, statements of cash flows and availability of OpCo Holdco and its subsidiaries giving effect to the Transactions and covering the term of the Credit Facility, which projections shall be on a monthly basis for the twelve-month period following the Closing Date, a quarterly basis for the twelve-month period thereafter and on an annual basis thereafter for the term of the Credit Facility, and an opening pro forma balance sheet for Borrowers as of and for the twelve-month period ending on the last day of the most recently completed twelve-month period ended at least 45 calendar days prior to the Closing Date and a pro forma consolidated balance sheet and related pro forma consolidated statements, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date, and (ii) interim unaudited financial statements for the year to date period through the most recent quarter ended at least 45 days prior to the Closing Date with prior year comparison since the last audited financial statements for which financial statements are available.

(g)	Reserved.

(h)

Since the date of the Acquisition Agreement, there shall not have occurred a “Company Material Adverse Effect.”

The term “Company Material Adverse Effect” shall mean any fact, circumstance, change, event, development, occurrence or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets or results of operations or financial condition of the Target and its Subsidiaries, taken as a whole; provided, that the term “Company Material Adverse Effect” shall not include any such effect relating to or arising from (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein), including the results of any primary or general elections, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes in the Target’s and its Subsidiaries’ industries in general or seasonal fluctuations in the business of the Target or any of its Subsidiaries, (vi) any change in the market price or trading volume of any securities or indebtedness of the Target or any of its Subsidiaries, any decrease of the ratings or the ratings outlook for the Target or any of its Subsidiaries by any applicable rating agency, or the change in, or failure of the Target to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Target or any of its Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of any of the foregoing may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (vii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (viii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (ix) compliance by the Target and its Subsidiaries with the terms of the Acquisition Agreement, including the failure to take any action restricted by the Acquisition Agreement, or any actions taken to the extent required by the Acquisition Agreement (other than the conduct of the operations of the Target and its Subsidiaries in the ordinary course consistent with past practice pursuant to the first sentence of Section 5.1 of the Acquisition Agreement), (x) any actions taken, or not taken, with the written consent, waiver or at the written request of Holdings, (xi) any matters solely to the extent of the facts, circumstances, changes, events, developments, occurrences or effects disclosed in Section 3.14 or item (c)(i) under Section 3.20 of the Company Disclosure Letter, (xii) the public announcement of the Acquisition Agreement, the transactions contemplated by the Acquisition Agreement and the identities of Holdings, Merger Sub and their respective Affiliates, (xiii) the execution, announcement, performance or existence of the Acquisition Agreement and the Voting Agreement and (xiv) any Legal Actions involving stockholders of the Target arising from or relating to the Acquisition Agreement, the Voting Agreement or the transactions contemplated by the Acquisition Agreement or the Voting Agreement, except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above, to the extent any such effect has a disproportionate adverse impact on the Target and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the principal industries in which the Target and its Subsidiaries operate. All capitalized terms used in this definition and not otherwise defined in this Term Sheet shall have their meanings as set forth in the Acquisition Agreement.

(i)	Lead Arranger shall have received a solvency certificate from the chief financial officer (or other officer with reasonably equivalent knowledge or responsibilities, including, without limitation, the chief executive officer) of OpCo Holdco substantially in the form attached hereto as Annex I.

(j)	All costs, fees and expenses contemplated hereby or in the Fee Letter due and payable on the Closing Date to Agent, Arrangers and Lenders in respect of the Transactions shall have been paid, as to costs and expenses to the extent invoiced at least one business day prior to the Closing Date.

(k)	The Specified Representations shall be true and correct in all materials respects on the Closing Date where not already qualified by materiality or “material adverse effect”, otherwise in all respects. The Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision.

(l)	The Lead Arranger shall have a period (the “Marketing Period”) of at least 20 consecutive business days following Lead Arranger’s receipt from the Sponsor of its final approval of the Marketing Materials (which date shall be deemed to be the earlier of July 9, 2018 or the date Lead Arranger receives such approval from the Sponsor) to syndicate the Credit Facility, provided that, for purposes of determining the Marketing Period, such 20 consecutive business day period shall not be required to be consecutive to the extent it would include July 3, 2018 through and including July 8, 2018 , or August 27, 2018 through and including September 4, 2018, or November 21, 2018 through and including November 26, 2018, in each case which dates shall not count for purposes of satisfying the 20 consecutive business day requirement.

.

ANNEX I
TO
TO EXHIBIT C TO COMMITMENT LETTER

SOLVENCY CERTIFICATE
of
OPCO HOLDCO AND ITS SUBSIDIARIES

[Pursuant to the [Credit Agreement], the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of OpCo Holdco, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of any Revolving Loans and the issuance of any Letters of Credit under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Revolving Loans:

(a)	The fair value of the assets of OpCo Holdco and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of OpCo Holdco and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	OpCo Holdco and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	OpCo Holdco and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of OpCo Holdco and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by OpCo Holdco and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.]

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of OpCo Holdco, on behalf of OpCo Holdco, and not individually, as of the date first stated above.

[OPCO HOLDCO]

By: _____________________________
Name:
Title:

C-6